SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The Dow Chemical Company

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The Dow Chemical Company

Midland, Michigan 48674

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 10, 2012 AT 10:00 A.M. EDT

March 30, 2012

Dear Stockholder of The Dow Chemical Company:

We are pleased to invite you to the Annual Meeting of Stockholders of The Dow Chemical Company (the “Meeting”) to be held on Thursday, May 10, 2012, at 10:00 a.m. Eastern Daylight Time, at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. A map is printed on the back page of this Proxy Statement and is also included on your admittance ticket. At the Meeting, stockholders will vote on the following matters either by proxy or in person:

•	Election of the ten Directors named in the attached Proxy Statement.

•	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2012.

•	Advisory Resolution to Approve Executive Compensation.

•	Two management proposals regarding approval of the 2012 Stock Incentive Plan and the 2012 Employee Stock Purchase Plan.

•	Two proposals submitted by stockholders, if properly presented.

•	Transaction of any other business as may properly come before the Meeting.

Your vote is important. Whether or not you plan on attending the Meeting, please vote your shares as soon as possible on the Internet, by telephone or by mail. Your Board of Directors has set the close of business on March 19, 2012, as the record date for determining stockholders who are entitled to receive notice of the Meeting and any adjournment, and who are entitled to vote. A list of stockholders entitled to vote shall be open to any stockholder for any purpose relevant to the Meeting for ten days before the Meeting, during normal business hours, at the Office of the Corporate Secretary, 2030 Dow Center, Midland, Michigan.

A ticket of admission or proof of stock ownership is necessary to attend the Meeting. A ticket is included with your proxy materials. Stockholders with registered accounts or who are in the Dividend Reinvestment Program or employees’ savings plans should check the box on the voting form if attending in person. Other stockholders holding stock in nominee name or beneficially through a bank or broker (in “street name”) need only bring their ticket of admission. Street name holders without tickets will need proof of record date ownership for admission to the Meeting, such as a March 2012 brokerage statement or letter from the bank or broker. Questions may be directed to 877-227-3294 (a toll-free telephone number in the United States and Canada) or 989-636-1792, or faxed to 989-638-1740.

Since seating is limited, the Board has established the rule that only stockholders or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms) may attend. Proxy holders are asked to present their credentials in the lobby before the Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting, or the audio replay after the event, at www.DowGovernance.com.

Thank you for your continued support and your interest in The Dow Chemical Company.

Charles J. Kalil

Executive Vice President,

General Counsel and Corporate Secretary

®™ Trademark of The Dow Chemical Company

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	10:00 am (Eastern Daylight Time) on May 10, 2012
• Place:	Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan
• Record Date:	March 19, 2012

Meeting Agenda and Voting Recommendations

Agenda Item		Board Recommendation	Page
(1)	Election of 10 Directors	FOR EACH NOMINEE	7
(2)	Ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	47
(3)	Advisory Resolution to Approve Executive Compensation	FOR	49
(4)	Approval of the 2012 Stock Incentive Plan	FOR	50
(5)	Approval of the 2012 Employee Stock Purchase Plan	FOR	56
(6)	Stockholder Proposal on Shareholder Action by Written Consent	AGAINST	58
(7)	Stockholder Proposal on Independent Board Chairman	AGAINST	60

Board Nominees

Each director nominee is elected annually by a majority of votes cast. The following table provides summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Committees
Arnold A. Allemang	69	1996	Former Senior Advisor, The Dow Chemical Company	EHS&T
Jacqueline K. Barton	59	1993	Professor of Chemistry & Chair, Division of Chemistry & Chemical Engineering, California Institute of Technology	Compensation EHS&T (Chair)
James A. Bell	63	2005	Former Executive Vice President, Corporate President & CFO, The Boeing Company	Audit (Chair) Governance
Jeff M. Fettig (Lead Director)	54	2003	Chief Executive Officer and Chairman, Whirlpool Corporation	Audit Governance (Chair)
John B. Hess	57	2006	Chief Executive Officer and Chairman, Hess Corporation	Compensation
Andrew N. Liveris	57	2004	President, Chief Executive Officer and Chairman, The Dow Chemical Company	EHS&T
Paul Polman	55	2010	Chief Executive Officer, Unilever PLC/NV	Compensation EHS&T
Dennis H. Reilley	58	2007	Former Non-Executive Chairman, Covidien, Ltd.	Compensation (Chair) EHS&T
James M. Ringler	66	2001	Chairman, Teradata Corporation	Audit EHS&T
Ruth G. Shaw	63	2005	Former Executive Advisor, Duke Energy Corporation	Compensation EHS&T

Financial Highlights

2011 was a year of significant achievements and further evolution of our transformational strategy. Even in this environment of economic uncertainty, Dow’s transformation was clearly evident, as we continued to deliver both top and bottom line growth, launch game-changing investments and partnerships, commercialize new innovations and strengthen our balance sheet.

2011 major highlights included:

•	Reported full-year 2011 earnings per share of $2.05, up 19% compared with prior-year earnings of $1.72 per share.
•	Achieved record sales of $60 billion, up 12% versus the prior year.
•	Equity earnings totaled $1.2 billion, the highest result in the Company’s history.
•	Continued to deleverage the balance sheet by achieving net debt (gross debt minus cash) to total capital ratio of 40.8%.
•	Increased the quarterly dividend by 67%.

2012 DOW PROXY STATEMENT

Compensation Highlights

The Compensation and Leadership Development Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with stockholder value creation.

We believe that our executive compensation programs are structured to support our Company and our business objectives, as well as to support our long-term strategic and financial goals. While we achieved continued growth in key financial measures as shown above, total compensation for our executive officers declined slightly in fiscal 2011 from the previous year because actual performance was below the targets set by the Compensation and Leadership Development Committee at the beginning of the year. Set forth below is the fiscal 2011 compensation for each named executive officer. See the notes accompanying the Summary Compensation Table on page 32 for more information.

Named Executive Officer	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Andrew Liveris	1,741,667	0	7,659,470	4,400,095	1,498,114	3,711,285	263,994	19,274,624
William Weideman	755,000	80,000	2,402,766	1,380,058	477,519	2,231,656	29,088	7,356,087
Joe Harlan	293,333	0	5,180,550	1,034,748	486,024	40,381	426,490	7,461,526
Charles Kalil	913,606	92,000	2,298,114	1,320,092	558,624	1,937,812	59,125	7,179,372
Geoffery Merszei	913,113	0	2,298,114	1,320,092	507,170	1,532,689	168,645	6,739,824

For fiscal year 2011, our Compensation and Leadership Development Committee continued its practice of awarding a significant majority of total compensation to the named executive officers in the form of performance-based incentive compensation, with only a minority of the total potential compensation being provided in the form of base salary. In the case of our CEO, Mr. Liveris, approximately 11% of his target compensation in fiscal 2011 was paid in the form of base salary. The value of the remaining 89% was “at-risk” or linked directly to performance. For our other named executive officers, approximately 82% of their targeted compensation was “at-risk” or performance based.

We encourage you to read our Compensation Discussion and Analysis (CD&A) beginning on page 20, which describes our pay for performance philosophy.

Equity Plans

Stock Incentive Plan

In Agenda Item 4, stockholders are asked to approve the 2012 Stock Incentive Plan (see page 50 and a copy of the plan set out in Appendix A). The plan affords the Board the ability to design compensatory awards that are responsive to the Company’s needs and long-term success by encouraging stock ownership among the Company’s officers, employees, and non-employee directors and otherwise linking the compensation of such persons to share price performance or the achievement of specified corporate objectives. The Company’s burn rate and dilution rates are within industry norms and if adopted the plan will supersede and replace existing equity award plans.

Employee Stock Purchase Plan

In Agenda Item 5, stockholders are asked to approve the 2012 Employee Stock Purchase Plan (see page 56 and a copy of the plan set out in Appendix B). The plan is broad-based, providing employees the opportunity to purchase shares of Dow common stock at 85% of its fair market value. The Company has offered employees a series of annual stock purchase plans on terms very similar to this plan for several decades. A stock purchase plan was first offered to Company employees in 1948. Stockholder approval will enable continuation of the program.

Corporate Governance Highlights

Board Independence

•	8 of 10 Directors are Independent
•	Independent Lead Director with clearly identified roles and responsibilities (Jeff Fettig)
•	Retirement Age (72)

Director Elections

•	Annual Board elections
•	Directors are elected by a majority of votes cast

Stockholder Rights

•	Stockholder right to call special meetings
•	No super-majority voting requirements

2012 ANNUAL MEETING OF STOCKHOLDERS

THE DOW CHEMICAL COMPANY

Notice of the Annual Meeting and Proxy Statement

This Proxy Statement is issued in connection with the 2012 Annual Meeting of

Stockholders of The Dow Chemical Company to be held on May 10, 2012.

2012 DOW PROXY STATEMENT	5

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON

THURSDAY, MAY 10, 2012 AT 10:00 A.M. EDT

The 2012 Proxy Statement and 2011 Annual Report (with Form 10-K)

are available at https://materials.proxyvote.com/260543

VOTING PROCEDURES

In the following pages of this Proxy Statement, you will find information on your Board of Directors, the candidates for election to the Board, and six other agenda items to be voted upon at the Annual Meeting of Stockholders (the “Meeting”) and any adjournment or postponement of that Meeting. The background information in this Proxy Statement has been supplied to you at the request of the Board of Directors to help you decide how to vote and to provide information on the Company’s corporate governance and compensation practices. References in this document to the Company and Dow mean The Dow Chemical Company. This Proxy Statement is first being distributed to stockholders on or about March 30, 2012.

Vote Your Shares in Advance

You may vote your shares through the Internet, by telephone or by signing and returning the enclosed proxy or other voting form. Your shares will be voted if the voting form is properly executed and received by the independent Inspector of Election prior to the Meeting. If no specific choices are made by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by your Board of Directors.

You may revoke your voting instructions at any time before its use at the Meeting by sending a written revocation, by submitting another proxy or voting form on a later date, or by attending the Meeting and voting in person. No matter which voting method you choose, however, you should not vote any single account more than once unless you wish to change your vote. Be sure to submit votes for each separate account in which you hold Dow shares.

Confidential Voting

The Company has a long-standing policy of vote confidentiality. Proxies and ballots of all stockholders are kept confidential from the Company’s management and Board unless disclosure is required by law and in other limited circumstances. The policy further provides that employees may confidentially vote their shares of Company stock held by the Company’s employees’ savings plans, and requires the appointment of an independent tabulator and inspector of election for the Meeting.

Dividend Reinvestment Program Shares and Employees’ Savings Plans Shares

If you are enrolled in the Dividend Reinvestment Program (“DRP”), the shares of common stock owned on the record date by you directly, plus all shares of common stock held for you in the DRP, will appear together on a single voting form. The DRP administrator, Computershare Shareowner Services LLC, will vote all shares of stock held in your DRP account as directed by you only if you return your proxy form. If no specific instruction is given on an executed proxy form, the DRP administrator will vote as recommended by your Board of Directors.

Participants in various employees’ savings plans, including The Dow Chemical Company Employees’ Savings Plan (each a “Plan” or the “Plans”), will receive, as appropriate, a confidential voting instruction form. Your executed form will provide voting instructions to the respective Plan Trustee. If no instructions are provided, the Trustees will vote the respective Plan shares according to the provisions of each Plan.

To allow sufficient time for voting by the Trustees and/or administrators of the Plans, your voting instructions must be received by 11:59 p.m. Eastern Time on May 7, 2012.

Dow Shares Outstanding and Quorum

At the close of business on the record date, March 19, 2012, there were 1,192,918,295 shares of Dow common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. There were 4,000,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock outstanding; however, no such shares of preferred stock outstanding as of the record date are entitled to vote. A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Meeting. Broker non-votes occur when a person holding shares in street name, meaning through a brokerage firm, does not provide instructions as to how to vote their shares and the broker is not permitted to exercise voting discretion.

6	2012 DOW PROXY STATEMENT

VOTING PROCEDURES (continued)

Proxies on Behalf of the Dow Board

Your Board of Directors is soliciting proxies to provide an opportunity to all stockholders of record to vote on agenda items, whether or not the stockholders are able to attend the Meeting or an adjournment or postponement thereof. Proxies may be solicited on behalf of the Board in person, by mail, by telephone or by electronic communication by Dow officers and employees. The proxy representatives of the Board of Directors will not be specially compensated for their services in this regard.

Dow has retained D. F. King & Co., Inc. to aid in the solicitation of stockholders (primarily brokers, banks and other institutional investors) for an estimated fee of $50,000, plus out-of-pocket expenses. Arrangements have been made with brokerage houses, nominees and other custodians and fiduciaries to send materials to their principals, and their reasonable expenses will be reimbursed on request. The cost of solicitation will be borne by the Company.

2012 DOW PROXY STATEMENT	7

Agenda Item 1

CANDIDATES FOR ELECTION AS DIRECTOR

In accordance with the recommendation of the Governance Committee, the Board of Directors has nominated Arnold A. Allemang, Jacqueline K. Barton, James A. Bell, Jeff M. Fettig, John B. Hess, Andrew N. Liveris, Paul Polman, Dennis H. Reilley, James M. Ringler and Ruth G. Shaw for election as Directors, to serve for a one-year term that expires at the Annual Meeting in 2013, and until their successors are elected and qualified.

Each nominee is currently serving as a Director and each has consented to serve for the new term. All nominees have previously been elected as Directors by the Company’s stockholders. Information in the biographies below is current as of February 17, 2012. Please see pages 15 to 17 for additional information on “Director Qualifications and Diversity.”

The Board of Directors unanimously recommends a vote FOR the election of ALL of these nominees as Directors.

The Company’s Bylaws prescribe the voting standard for election of Directors as a majority of the votes cast in an uncontested election, such as this one, where the number of nominees does not exceed the number of Directors to be elected. Under this standard, a nominee must receive more “for” than “against” votes to be elected. Abstentions and broker non-votes are not included. Under the Company’s Corporate Governance Guidelines, if a nominee who already serves as a Director is not elected, that nominee shall offer to tender his or her resignation to the Board. The Governance Committee will then recommend to the Board whether to accept or reject the resignation, or whether other action should be taken. Within 90 days of the certification of election results, the Board will publicly disclose its decision regarding whether to accept or reject the resignation. As explained on the accompanying proxy, it is the intention of the persons named as proxies to vote executed proxies “for” the candidates nominated by the Board unless voting instructions are provided. If something unanticipated should occur prior to the Annual Meeting making it impossible for one or more of the candidates to serve as a Director, votes will be cast in the best judgment of the persons authorized as proxies.

The New York Stock Exchange rules do not permit brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares of Company common stock in street name and do not provide voting instructions to your broker, your shares will not be voted in the election of directors. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted on this matter. Please follow the instructions set forth in the voting information provided by your bank or broker.

Arnold A. Allemang, 69. Director since 1996.
The Dow Chemical Company – Employee of Dow 1965-2008. Manufacturing General Manager, Dow Benelux N.V.* 1992-1993. Regional Vice President, Manufacturing and Administration, Dow Benelux N.V.* 1993. Vice President, Manufacturing Operations, Dow Europe GmbH* 1993-1995. Dow Vice President and Director of Manufacturing and Engineering 1996-1997. Dow Vice President, Operations 1997-2000. Executive Vice President 2000-2004. Senior Advisor 2004-2008. Member of the Advisory Board for RPM Ventures; the President’s Circle of Sam Houston State University; and the American Chemical Society.

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 17, 2012.) Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

8	2012 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Jacqueline K. Barton, 59. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.

California Institute of Technology: Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University: Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Recipient of the 2010 National Medal of Science, the highest honor bestowed by the United States government on scientists. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000 and National Academy of Sciences member 2002. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX).

Member of the Gilead Sciences Scientific Advisory Board (1989-2008).

James A. Bell, 63. Former Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) – Executive Vice President, Corporate President and Chief Financial Officer, 2008 to February 2012; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996. Member of the Board of Directors of The Chicago Urban League. Member of the World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago.

Director of J.P. Morgan Chase & Co.

Jeff M. Fettig, 54. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003.

Whirlpool Corporation (a manufacturer of home appliances) – Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989.

Director of Whirlpool Corporation.

2012 DOW PROXY STATEMENT	9

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

John B. Hess, 57. Chairman and Chief Executive Officer of Hess Corporation. Director since 2006.

Hess Corporation (a global energy company) – Employee since 1977; Director 1978 to date; Chairman and Chief Executive Officer 1995 to date. Member of The Business Council, The National Petroleum Council, The Council of Foreign Relations, The Center for Strategic and International Studies, Dean’s Advisors of Harvard Business School, Board of Trustees for the Mount Sinai Hospital, Wildlife Conservation Society/NY Zoo, and The New York Public Library. Member of the Board of Directors of Lincoln Center for the Performing Arts. Former member of the Secretary of Energy Advisory Board.

Director of Hess Corporation and KKR Management LLC, partner of KKR & Co. L.P.

Andrew N. Liveris, 57. Dow President, Chief Executive Officer and Chairman. Director since 2004.

Employee of Dow since 1976. General manager of Dow’s Thailand operations 1989-1992. Group business director for Emulsion Polymers and New Ventures 1992-1993. General manager of Dow’s start-up businesses in Environmental Services 1993-1994. Vice President of Dow’s start-up businesses in Environmental Services 1994-1995. President of Dow Chemical Pacific Limited* 1995-1998. Vice President of Specialty Chemicals 1998-2000. Business Group President for Performance Chemicals 2000-2003. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date.

Chairman of the International Council of Chemical Associations; Vice Chairman of the U.S. Business Council and the Business Roundtable; Past Chairman of the U.S.-China Business Council and American Chemistry Council. Co-Chair of the President’s Advanced Manufacturing Partnership. Member of the President’s Export Council, the American Australian Association, the U.S.-India CEO Forum and the Peterson Institute for International Economics. Member of the Board of Trustees of Tufts University.

Director of International Business Machines Corporation. Former director of Citigroup, Inc. (2005 - April 2011).

Paul Polman, 55. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) – Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) – Executive Vice President of America, Canada, Latin America, Caribbean January 2008-September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical cleaning, personal care and pet products) – Group President Europe 2001-2006; Vice President and Managing Director UK 1995-1998; Vice President & General Manager Iberia 1989-1995; Category Manager & Marketing Director France 1986-1989; Finance assignments leading to Associate Finance Director 1979-1986. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Board member of Global Consumer Goods Forum. Member: European Round Table, International Business Council of WEF, Swiss American Chamber of Commerce and World Business Council for Sustainable Development. Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009.

Director of Unilever PLC and Unilever N.V. Former director of Alcon (2006-2008).

10	2012 DOW PROXY STATEMENT

CANDIDATES FOR ELECTION AS DIRECTOR (continued)

Dennis H. Reilley, 58. Former Non-Executive Chairman of Covidien, Ltd. Director since 2007.

Covidien, Ltd. (a provider of healthcare products) – Non-Executive Chairman, April 2007 to November 2008; Board member, April 2007 to date. Praxair, Inc. (a provider of gases and coatings) – Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. duPont de Nemours & Co. – Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the American Chemistry Council.

Director of Covidien, Ltd., H.J. Heinz Company and Marathon Oil Company. Former director of Praxair, Inc. (2000-2007).

James M. Ringler, 66. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) – Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) – Director and Chairman 2005-2007. Illinois Tool Works, Inc. – (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. – Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice-President 1990-1992. Tappan Company – President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group – President 1986-1990 (both subsidiaries of Electrolux AB).

Director of Teradata Corporation, Autoliv Inc., Corn Products International, Inc., John Bean Technologies Corporation and FMC Technologies, Inc. Former director of NCR Corporation (2005-2007).

Ruth G. Shaw, 63. Former Executive Advisor of Duke Energy Corporation. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) – Executive Advisor, October 2006-May 2008, Group Executive, Public Policy and President, Duke Nuclear, April 2006-October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Chair, Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Director, Foundation for the Carolinas. Director, ecoAmerica.

Director of DTE Energy. Former director of Wachovia Corporation (1990-2008).

*	A number of Company entities are referenced in the biographies and are defined as follows. (Some of these entities have had various names over the years. The names and relationships to the Company, unless otherwise indicated, are stated in this footnote as they existed as of February 17, 2012.) Dow Benelux N.V., Dow Chemical Pacific Limited, Dow Europe GmbH and Union Carbide Corporation – all ultimately wholly owned subsidiaries of Dow. Ownership by Dow described above may be either direct or indirect.

2012 DOW PROXY STATEMENT	11

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Corporate Governance Guidelines without charge by contacting the Office of the Corporate Secretary.* These Guidelines were adopted by the Board of Directors in order to set forth key areas of importance in Dow corporate governance.

The Board of Directors

The ultimate authority to oversee the business of The Dow Chemical Company rests with the Board of Directors. The role of the Board is to effectively govern the affairs of the Company for the benefit of its stockholders and, to the extent appropriate under Delaware corporation law, other constituencies including employees, customers, suppliers and communities in which it does business. Among other duties, the Board appoints the Company’s officers, assigns to them responsibility for management of the Company’s operations, and reviews their performance.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s Director independence standards listed on the Company’s corporate governance website (www.DowGovernance.com). These standards incorporate the criteria in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board. Based upon these standards, the Board has determined that the following eleven members of the Board serving during 2011 were independent: Directors Barton, Bell, Fettig, Franklin, Granholm, Hess, Polman, Reilley, Ringler, Shaw and Stern. These independent Directors constitute a substantial majority of the Board, consistent with Board policy.

When assessing independence, the Governance Committee and the Board consider all relationships between the Directors and the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Company screens for such relationships using an annual Directors and Officers Questionnaire that requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Given the large size of our Company and its diverse commercial and geographic markets, there are times when Dow sells products to, or purchases products or services from, other companies for which Dow Directors serve as executive officers or directors. The Governance Committee and the Board took into account the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during each of the past three years of entities with which Dow made purchases or sales. All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues. In fact, in all cases the amounts were below 0.3%. With respect to Boeing there were no sales or purchases in 2011, while with respect to Whirlpool, Hess Corporation and Unilever, there were sales to and purchases from each entity which in all cases were below the 0.3% threshold referenced above.

Board Leadership Structure

Since 2006, Andrew N. Liveris has served as the Chairman, Chief Executive Officer, and President of the Company. Jeff M. Fettig has served as the Lead Director since May 2011.

The Board recognizes that the leadership structure and combination or separation of the CEO and Chairman roles is driven by the needs of the Company at any point in time. The leadership structure at the Company has varied over time and has included combined roles, election of a presiding or lead director, separation of roles, and other transition arrangements for succession planning. As a result, no policy exists requiring combination or separation of leadership roles and the Company’s governing documents do not mandate a particular structure. This has allowed the Board the flexibility to establish the most appropriate structure for the Company at any given time.

The Board has determined that the Company and its stockholders are currently best served by having one person serve as Chairman and CEO as it allows for a bridge between the Board and management and provides critical leadership for carrying out the Company’s strategic initiatives and confronting its challenges. Mr. Liveris’ service as Chairman facilitates the Board decision-making process because Mr. Liveris has first-hand knowledge of the Company’s operations and the major issues facing the Company, and he chairs the Board meetings where the Board discusses strategic and business issues. Mr. Liveris is the only member of executive management who is also a Director.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

12	2012 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

As part of the decision to elect Mr. Liveris as Chairman, the independent Directors on the Board elected a Lead Director with clearly defined leadership authority and responsibilities. Mr. Fettig currently serves as Lead Director. Among other responsibilities, the Lead Director works with the Chairman to call Board meetings, set the Board agenda and determine the appropriate materials to be provided to the Directors. He leads executive sessions of the Board and other meetings at which the Chairman is not present, has the authority to call meetings of the independent directors, facilitates communication between the Board and management, and serves as focal point for stockholder communications and requests for consultation addressed to independent directors. The Lead Director may retain outside professionals on behalf of the Board as the Board may determine is necessary and appropriate. Contact information for the Lead Director is shown below under “Communication with Directors.”

The election of Mr. Liveris as both Chairman and CEO promotes unified leadership and direction for the Board and executive management. The appointment of the Lead Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allows the Board to maintain effective risk oversight and provides that independent Directors oversee such critical items as the Company’s financial statements, executive compensation, the selection and evaluation of Directors, and the development and implementation of our corporate governance programs.

Risk Oversight

The Board of Directors is responsible for overseeing the overall risk management process for the Company. Risk management is considered a strategic activity within the Company and responsibility for managing risk rests with executive management while the Committees of the Board and the Board as a whole participate in the oversight of the process. Specifically, the Board has responsibility for overseeing the strategic planning process and reviewing and monitoring management’s execution of the corporate and business plan and each Board Committee is responsible for oversight of specific risk areas relevant to the Committee charters.

The oversight responsibility of the Board and Committees is enabled by an enterprise risk management model and process implemented by management that is designed to identify, assess, manage and mitigate risks. The Audit Committee is responsible for overseeing that management implements and follows this risk management process and for coordinating the outcome of reviews by the other

Committees in their respective risk areas. In addition, the enterprise risk management model and process are reviewed with the Board of Directors annually and the Board recognizes that risk management and oversight comprise a dynamic and continuous process.

The strategic plan and critical issues and opportunities are presented to the Board each year by the CEO and senior management. Throughout the year, management reviews any critical issues and actual results compared to plan with the Board and relevant Committees. Members of executive management are also available to discuss the Company’s strategy, plans, results and issues with the Committees and the Board, and regularly attend such meetings to provide periodic briefings and access. In addition, as noted in the Audit Committee Report on page 62, the Audit Committee regularly meets in executive sessions and holds separate executive sessions with the lead client service partner of the independent registered public accounting firm, internal auditor, general counsel and other management as appropriate.

As a specific example of committee risk oversight activities, the Compensation and Leadership Development Committee regularly reviews any potential risks associated with the Company’s compensation policies and practices (see “Compensation Program Risk Analysis” on page 31 of this Proxy Statement). In addition, the Environment, Health, Safety and Technology Committee regularly reviews the Company’s operational risks including those risks associated with process and product safety, public policy, and reputation risks.

Communication with Directors

Stockholders and other interested parties may communicate directly with the full Board, the Lead Director, the non-management Directors as a group, or with specified individual Directors by any of several methods. These methods of communication include mail addressed to The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, and the “Contact Us” feature of Dow’s corporate governance website at www.DowGovernance.com. The Lead Director and other non-management Directors may also be contacted by email addressed to LeadDirector@Dow.com. Please specify the intended recipient(s) of your letter or electronic message. Communications will be distributed to any or all Directors as appropriate depending upon the individual communication. However, the Directors have requested that communications that do not directly relate to their duties and responsibilities as Directors of the Company be excluded from distribution and deleted from email that they access directly. Such excluded items include “spam;”

2012 DOW PROXY STATEMENT	13

CORPORATE GOVERNANCE (continued)

advertisements; mass mailings; form letters and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; surveys; and individual product inquiries or complaints. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission by the Office of the Corporate Secretary. Any omitted or deleted communication will be made available to any Director upon request.

Board and Committee Meetings; Annual Meeting Attendance

There were six Board meetings in 2011 and 24 formal Board committee meetings. All of the Directors attended more than 75% of the sum of the total number of Board meetings and the total number of meetings of the Board Committees on which the Director served during the past year, and all but one had 100% attendance at the six regularly scheduled Board meetings. The Directors are encouraged to attend all Annual Meetings of Stockholders, and in 2011 eleven of the twelve Directors then serving attended. Mr. Polman was unable to attend due to a conflict with the annual general meetings of Unilever PLC and Unilever N.V. (the entities for which he serves as chief executive officer).

Executive Sessions of Directors

The non-management Directors meet in executive session, chaired by the Lead Director (currently Mr. Fettig), in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. In 2011, there were six executive sessions of the Board of Directors. The Audit, Compensation and Leadership Development, and Governance Committees of the Board typically meet in executive session in connection with every Committee meeting.

Board Committees

Board Committees perform many important functions. The responsibilities of each Committee are stated in the Bylaws and in their respective Committee charters, which are available at www.DowGovernance.com. Stockholders may receive a printed copy of the Committee charters without charge by contacting the Office of the Corporate Secretary.* The Board, upon the recommendation of the Governance Committee, elects members to each Committee and has the authority to change Committee chairs, memberships and the responsibilities of any Committee. A brief description of the current standing Board Committees follows, with memberships listed as of March 19, 2012, the record date for the Meeting. The Audit Committee, Compensation and Leadership Development Committee, and Governance Committee are comprised entirely of independent Directors who meet the applicable independence requirements of the New York Stock Exchange, the U.S. Securities and Exchange Commission (as applicable) and the Company.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

14	2012 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Standing Committee and Function	Chair and Members		Meetings in 2011
Audit Committee	J. A. Bell, Chair		11

Oversees the quality and integrity of the financial statements of the Company; the qualifications, independence and performance of the independent auditors; and the Company’s system of disclosure controls and procedures and system of internal control over financial reporting. Has oversight responsibility for the performance of the Company’s internal audit function and compliance with legal and regulatory requirements. A more complete description of the duties of the Committee is contained in the Audit Committee charter available at www.DowGovernance.com.

	J. M. Fettig B. H. Franklin	J. M. Ringler P. G. Stern
Compensation and Leadership Development Committee	D. H. Reilley, Chair		5

Assists the Board in meeting its responsibilities relating to the compensation of the Company’s Chief Executive Officer and other senior executives in a manner consistent with and in support of the business objectives of the Company, competitive practice and applicable standards. A more complete description of the duties of the Committee is contained in the Compensation and Leadership Development Committee charter available at www.DowGovernance.com.

	J. K. Barton J. B. Hess	P. Polman R. G. Shaw
Environment, Health, Safety and Technology Committee	J. K. Barton, Chair		4

Assists the Board in fulfilling its oversight responsibilities by assessing the effectiveness of environment, health, safety and technology programs and initiatives that support the environment, health, safety, sustainability, innovation and technology policies and programs of the Company, and by advising the Board on matters impacting corporate citizenship and Dow’s public reputation. A more complete description of the duties of the Committee is contained in the Environment, Health, Safety and Technology Committee charter available at www.DowGovernance.com.

	A. A. Allemang A. N. Liveris P. Polman	D. H. Reilley J. M. Ringler R. G. Shaw
Governance Committee	J. M. Fettig, Chair		4

Assists the Board on all matters relating to the selection, qualification, and compensation of members of the Board, as well as any other matters relating to the duties of Board members. Acts as a nominating committee with respect to candidates for Directors and makes recommendations to the Board concerning the size of the Board and structure of committees of the Board. Assists the Board with oversight of governance matters. A more complete description of the duties of the Committee is contained in the Governance Committee charter available at www.DowGovernance.com.

	J. A. Bell B. H. Franklin	P. G. Stern

2012 DOW PROXY STATEMENT	15

CORPORATE GOVERNANCE (continued)

Board of Directors’ Terms

Dow’s Restated Certificate of Incorporation provides that all Directors stand for election at each Annual Meeting of Stockholders.

Director Qualifications and Diversity

There are certain minimum qualifications for Board membership that Director candidates should possess, including strong values and discipline, high ethical standards, a commitment to full participation on the Board and its Committees, relevant career experience, and a commitment to ethnic, racial and gender diversity. The Governance Committee has adopted guidelines to be used in evaluating candidates for Board membership in order to ensure a diverse and highly qualified Board of Directors. In addition to the characteristics mentioned above, the guidelines provide that candidates should possess individual skills, experience and demonstrated abilities that help meet the current needs of the Board and provide for diversity of membership, such as experience or expertise in some of the following areas: the chemical industry, global business, science and technology, finance and/or economics, corporate governance, public affairs, government affairs, and experience as chief executive officer, chief operating officer or chief financial officer of a major company. Other factors that are considered include independence of thought, willingness to comply with Director stock ownership guidelines, meeting applicable Director independence standards (where independence is desired) and absence of conflicts of interest. The Governance Committee may modify the minimum qualifications and evaluation guidelines from time to time as it deems appropriate. These guidelines for Director qualifications are included in Dow’s Corporate Governance Guidelines, available at www.DowGovernance.com.

The guidelines for Director qualifications provide that a commitment to diversity is a consideration in the identification and nomination of Director candidates. The Governance Committee and the full Board implement and assess the effectiveness of these guidelines and the commitment to diversity by referring to these guidelines in the review and discussion of Board candidates when assessing the composition of the Board and by including questions regarding the diversity of the Board membership in the Board’s annual self-evaluations.

The Governance Committee and the Board believe that the qualifications, skills and attributes set forth generally above for all Directors and more specifically below for each of the Directors, support the conclusion that these individuals are qualified to serve as Directors of the Company and collectively possess a variety of skills, professional experience, and diversity of backgrounds allowing them to effectively oversee the Company’s business. As noted below, the Directors have a diverse combination of the following background and qualifications: leadership experience (including current and former chief executive officer, chief financial officer and other senior executive management positions) at major domestic and foreign companies with global operations in a variety of relevant fields and industries; experience on other public company boards (including chair positions); board or other significant experience with academic, research and philanthropic institutions and trade and industry organizations; and prior government or public policy experience. The Governance Committee and Board have determined that all of the Directors nominated for election meet the personal and professional qualifications identified in this section and the list below highlights several of these key attributes as they apply to the individual Directors that support the conclusion that these individuals are highly qualified to serve on the Company’s Board of Directors. Please see pages 7 to 10 for the complete biographies for each of the nominees.

A.A. Allemang

•	diverse global business leadership experience in various executive management and advisory positions with The Dow Chemical Company providing first-hand knowledge of the Company

•	extensive experience and knowledge in chemical industry manufacturing and engineering

•	active involvement with major business and industry organizations including the American Chemical Society which contributes to understanding and addressing issues at the Company

J.K. Barton

•	leadership experience as Chair of the Division of Chemistry and Chemical Engineering of California Institute of Technology

•

leadership, research, and teaching experience through positions at leading research universities including California Institute of Technology, Columbia University, and Hunter College-City University of New York which is particularly important given the Company’s research and innovation focus

•

active involvement with major science and technology organizations including the National Academy of Sciences and the American Chemical Society which contributes to understanding and addressing issues at the Company

16	2012 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

J.A. Bell

•	global business and leadership experience as Chief Financial Officer of The Boeing Company

•	finance and accounting expertise including experience with and direct involvement and supervision in the preparation of financial statements and risk management

•

active involvement with major business and public policy organizations including World Business Chicago, the Chicago Economic Club, and the Commercial Club of Chicago which contributes to understanding and addressing issues at the Company

J.M. Fettig

•	global business and leadership experience as Chairman and Chief Executive Officer of Whirlpool Corporation

•

extensive experience and knowledge of international business operations, manufacturing, marketing, sales and distribution which is particularly important given the global presence and nature of the operations of the Company

•	extensive experience and knowledge of consumer dynamics, branded consumer products, and end-user markets and servicing relevant to the business operations and focus of the Company

J.B. Hess

•	global business and leadership experience as Chairman and Chief Executive Officer of Hess Corporation

•

extensive experience and knowledge of international business operations and energy, petroleum and petrochemical industries which is particularly important given the global presence and nature of the operations of the Company

•

active involvement with major business and public policy organizations including The Business Council, The National Petroleum Council and The Council of Foreign Relations which contributes to understanding and addressing issues at the Company

A.N. Liveris

•	global business and leadership experience as Chairman and Chief Executive Officer of The Dow Chemical Company

•

active involvement with major business, public policy, and international organizations including the President’s Advanced Manufacturing Partnership (Co-Chair), U.S.-India CEO Forum, the Business Roundtable, U.S. Business Council (Vice Chair), and the President’s Export Council which contributes to understanding and addressing issues at the Company

•

additional public company board experience as a director of International Business Machines Corporation and academic institution governance experience as a trustee of Tufts University which provides additional corporate governance and compensation experience and financial expertise

P. Polman

•	global business and leadership experience as Chief Executive Officer of Unilever PLC and Unilever N.V.

•

extensive experience and knowledge of international business operations and global consumer product industries and end uses which is particularly important given the global presence and nature of the operations of the Company

•

active involvement with major trade and public policy and international organizations including the European Round Table, The International Business Council of the World Economic Forum, Swiss American Chamber of Commerce, and the World Business Council for Sustainable Development which contributes to understanding and addressing issues at the Company

D.H. Reilley

•

global business and leadership experience in multiple major corporations including Covidien Ltd. (former non-executive Chairman), Praxair, Inc. (former Chairman, President and Chief Executive Officer), E.I. duPont de Nemours & Co. (former Chief Operating Officer), and Conoco, Inc., (various managerial and executive positions)

•	extensive experience and knowledge of the global oil, petrochemical and chemical industries which is particularly important given the global presence and nature of the operations of the Company

•

additional public company board experience as a director of Covidien Ltd., H.J. Heinz and Marathon Oil Company which provides additional corporate governance and compensation experience and financial expertise

J.M. Ringler

•	global business and leadership experience as Chairman of Teradata Corporation

•	extensive knowledge and experience in a variety of manufacturing industries which is particularly important given the global presence and nature of the operations of the Company

•	additional public company board experience as a director of Autoliv, Inc., Corn Products International, Inc., John

2012 DOW PROXY STATEMENT	17

CORPORATE GOVERNANCE (continued)

Bean Technologies Corporation, and FMC Technologies, Inc. which provides additional corporate governance and compensation experience and financial expertise

R.G. Shaw

•

global business and leadership experience with Duke Energy Corporation (former Group Executive and Executive Advisor) and Duke Power Company (former President and Chief Executive Officer) and leadership experience at academic institutions including Central Piedmont Community College (former President) and El Centro College (former President)

•

extensive knowledge of and experience with energy and power industries and markets including nuclear, coal, and natural gas which is particularly important given the global presence and nature of the operations of the Company

•	additional public company board experience including current service as a director of DTE Energy Co. which provides additional corporate governance and compensation experience and financial expertise

Recommendations and Nominations for Director

Among the Governance Committee’s most important functions is the selection of Directors. The Committee has a long-standing practice of accepting stockholders’ suggestions of candidates to consider as potential Board members, as part of the Committee’s periodic review of the size and composition of the Board and its Committees. Such recommendations should be sent to the Governance Committee through the Corporate Secretary.*

Under the Company’s Bylaws, stockholders wishing to formally nominate a person for election as a Director at the next Annual Meeting must notify the Corporate Secretary* between the close of business on November 30, 2012, and the close of business on January 29, 2013. However, different deadlines apply if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting. Such notices must comply with the provisions set forth in the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively, a copy of the Bylaws will be provided without charge to any stockholder who requests it in writing. Such requests should be addressed to the Corporate Secretary.*

The Governance Committee has adopted a process for identifying new Director candidates. Recommendations may be received by the Committee from various sources, including current or former Directors, a search firm retained by the Committee, stockholders, Company executives, and by self-nomination. The Governance Committee uses the same process to evaluate Director nominees recommended by stockholders as it does to evaluate nominees identified by other sources.

The evaluation of new Director candidates involves several steps, not necessarily taken in any particular order. A preliminary analysis of a nominee involves securing a resume and other background data and comparing this data to the Director attributes outlined above, as well as to the current needs of the Board for new members including considerations to ensure diversity of membership in accordance with the guidelines identified above. References are checked and analyses are performed to identify potential conflicts of interest and appropriate independence from the Company. Candidate information is provided to all Governance Committee members for purposes of discussion and evaluation. If the Committee decides to further evaluate a candidate, interviews are conducted. Other steps may include requesting additional data from the candidate, providing Company background information to the candidate, and determining the candidate’s schedule compatibility with Dow Board and Committee meeting dates.

Code of Business Conduct

All Directors, officers and employees of Dow are expected to be familiar with the Company’s Code of Business Conduct, and to apply it in the daily performance of their Dow responsibilities. The Code of Business Conduct is intended to focus employees, officers and Directors on our corporate values of integrity and respect for people, help them recognize and make informed decisions on ethical issues, help create a culture of the highest ethical and business standards, and provide mechanisms to report unethical conduct. The full text of Dow’s Code of Business Conduct is available at www.DowGovernance.com. Stockholders may receive a printed copy of the Code of Business Conduct without charge by contacting the Office of the Corporate Secretary.* In addition, we will disclose on our website any waiver of or amendment to our Code of Business Conduct requiring disclosure under applicable rules.

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1742 (telephone), 989-638-1740 (fax).

18	2012 DOW PROXY STATEMENT

CORPORATE GOVERNANCE (continued)

Certain Transactions and Relationships

The Federal securities laws require public companies to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director and greater than 5% holders of Dow common stock. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Dow’s Code of Business Conduct, and annual review of Director independence, the Company has had procedures in place to monitor related person transactions for several years. Upon the recommendation of the Governance Committee, the Board of Directors adopted a formal written policy on related person transactions on February 15, 2007 (the “Policy”).

The Governance Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

(1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year,

(2) the Company is a participant, and

(3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The Governance Committee is responsible to either approve or disapprove of the entry into the transaction, subject to the exceptions listed below. If advance Committee approval of the transaction is not feasible, then the transaction shall be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting.

The Governance Committee has determined that certain types of transactions shall be deemed to be preapproved by the Committee even if the amount involved will exceed $100,000, including:

(a) employment of executive officers where the officer’s compensation is either reported in the Proxy Statement or would have been reported in the Proxy Statement if the officer was a “named executive officer,” and the Compensation and Leadership Development Committee approved such compensation;

(b) Director compensation where such compensation is reported in the Proxy Statement;

(c) certain transactions with other companies where the related person’s only relationship with the other company is as a director, employee or beneficial owner of less than 10% of that company’s shares, and the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

(d) certain Company charitable contributions where the related person’s only relationship is as an employee or director of the charitable entity and where the aggregate amount does not exceed the greater of $1 million or 2% of the charitable entity’s total annual receipts;

(e) transactions where all stockholders receive proportional benefits;

(f) transactions involving competitive bids; and

(g) regulated transactions.

As discussed above, the Governance Committee has responsibility for reviewing issues involving director independence and related person transactions using information obtained from Directors’ responses to a questionnaire asking about their relationships with the Company, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as certain data collected by the Company related to transactions, relationships or arrangements between the Company on the one hand and a Director, officer or immediate family member on the other.

As part of its annual independence assessment and review of related person transactions, the Governance Committee reviewed the fact that in 2011 the Company made purchases or sales of products or services in the ordinary course of business with certain entities for which some of our Directors are executive officers or directors. The Governance Committee reviewed such transactions and does not consider the amounts involved in such transactions to be material.

More specifically and as discussed earlier in this Proxy Statement in the section entitled “Director Independence,” the Governance Committee and the Board reviewed these transactions and the fact that Messrs. Bell, Fettig, Hess and Polman served as executive officers during each of the past

2012 DOW PROXY STATEMENT	19

CORPORATE GOVERNANCE (continued)

three years of entities with which Dow made purchases or sales (The Boeing Company, Whirlpool Corporation, Hess Corporation, and Unilever PLC/N.V. respectively). All such purchases and sales were made at arms-length, commercial terms, and the Directors did not personally benefit from such transactions. In all instances, the extent of business represented significantly less than 2% of Dow’s and the other entity’s revenues. In fact, in all cases the amounts were below 0.3%. With respect to Boeing there were no purchases or sales in 2011, while with respect to Whirlpool, Hess Corporation and Unilever there were sales to and purchases from each entity which in all cases were below the 0.3% threshold referenced above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities (the “Reporting Persons”) to file with the U.S. Securities and Exchange Commission (“SEC”) reports on Forms 3, 4 and 5 concerning their ownership of and transactions in the common stock and other equity securities of the Company, generally within two business days of a reportable transaction. As a practical matter, the Company seeks to assist its Directors and executives by monitoring transactions and completing and filing reports on their behalf.

Based solely upon a review of SEC filings furnished to the Company and written representations that no other reports were required, we believe that all Reporting Persons complied with these reporting requirements during fiscal year 2011, with the exception of one report filed by James McIlvenny regarding a deferred stock grant of 12,000 shares of stock that was not filed on a timely basis due to administrative error. The report was subsequently filed as soon as the error was discovered.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with Company management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (“2011 Annual Report”), as incorporated by reference from this Proxy Statement.

The charter of the Committee can be found at www.DowGovernance.com.

D. H. Reilley, Chair

J. K. Barton

J. B. Hess

P. Polman

R. G. Shaw

20	2012 DOW PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION DISCLOSURE

SECTION ONE – OVERVIEW AND EXECUTIVE SUMMARY

2011 Business Highlights

2011 was a year of significant achievements and further evolution of our transformational strategy. Even in an environment of economic uncertainty, Dow’s earnings growth was clearly evident, as we have continued to reduce our cost structure, exceed our synergy targets, strengthen our balance sheet and transform our portfolio.

Although we fell short of our EPS profit plan, through hard work, focus and discipline, we achieved – and in many cases exceeded – most goals and deliverables for 2011.

2011 major highlights were:

•	Reported full-year 2011 earnings per share of $2.05, up 19% compared with prior-year earnings of $1.72 per share

•	Achieved record sales of $60 billion, up 12% versus the prior year

•	Equity earnings totaled $1.2 billion, the highest result in the Company’s history

•	Divested $600 million of non-strategic assets

•	Continued to deleverage the balance sheet by achieving net debt (gross debt minus cash) to total capital ratio of 40.8%

•	Increased the quarterly dividend by 67%

•	Made major progress by approving and forming Sadara Chemical Company

•

Hit significant milestones with key growth projects (POWERHOUSE™ Solar Shingle launch, progress with Dow Kokam joint venture, and creation of a joint venture for world’s largest biopolymers project with Mitsui in Latin America)

•	Dow named to the Dow Jones Sustainability Index for the 11th time

•	Dow honored with the Green Cross for Safety Medal from the National Safety Council

The compensation decisions made for the 2011 fiscal year reflect our Company’s performance relative to our expectations for the year along with other considerations described in Section Two “How Executive Pay is Established.”

Executive Summary of Dow’s Compensation Programs

The following provides an overview of our compensation philosophy and programs as detailed in later sections.

•

The compensation programs at Dow are designed primarily to support the realization of Dow’s vision of being the most profitable and respected science-driven chemical company in the world, while promoting the long-term interests of our stockholders and other stakeholders.

•	Our compensation programs are designed to attract, motivate, reward and retain the most talented executives who can drive business performance.

•

Dow believes in pay-for-performance, which we implement through an annual incentive award that includes objective performance criteria and through equity awards where the value realized is tied to our stock price performance, including shares that vest only if certain performance hurdles are satisfied. These performance components represent at least 80% of the Named Executive Officers (“NEOs”) direct compensation.

•

The following elements comprise the total direct compensation awarded to our NEOs: base salary, performance-based annual cash incentive award (“Performance Award”), and equity based long term incentive (LTI) awards consisting of Performance Shares, Stock Options and Deferred Stock.

•

We emphasize stock ownership. LTI awards are delivered as equity-based awards to senior executives. Dow executives are required to maintain, until retirement, between four and six times their annual base salary in Dow stock. This encourages managing from an owner’s perspective and better aligns their financial interests with those of Dow stockholders.

•

We target all elements of our compensation programs to provide a compensation opportunity at the median range of our peer group. Actual payouts under these programs can be above or below the median based on Company and personal performance.

•	Our executives participate in the same group benefit programs, including pension and retirement plans, on substantially the same terms as other salaried employees.

2012 DOW PROXY STATEMENT	21

•	Our executives are provided limited perquisites which are granted to facilitate strong, focused performance on their jobs.

•

The Compensation and Leadership Development Committee (the “Committee”) exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall Company performance.

Best Practices in Executive Compensation

In an era of increased attention to corporate governance and the link between pay and performance, the Company continues to focus on the following key governance practices for executive compensation. For more information on other governance practices, refer to Section Four “Executive Compensation Governance.”

•	Use of an independent compensation consultant who is engaged directly by the Committee to advise on executive compensation matters.

•

Maintain a strong link between financial and operational goals, stockholder value creation and executive compensation by having relative Total Stockholder Return (“TSR”), Net Income, Return on Capital (“ROC”) and cost control in our Long Term and Short Term Incentive Programs.

•	Ensure our Long Term Incentive (“LTI”) mix includes significant weighting toward performance equity vehicles (options and performance shares).

•

Balance risk through compensation programs that are designed to discourage excessive risk taking by executive officers. These design features include a robust recovery policy, strong stock ownership guidelines, multiple top line and bottom line measures in our incentive programs and prohibition on engaging in speculative transactions in Company securities.

•

Avoid new Change-in-Control (“CIC”) agreements, with all existing agreements having been executed before 2008. For existing CIC agreements, severance payments are equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO) and double triggers are in place in order for an executive to receive benefits.

•

Consider input of stockholders received through our active stockholder engagement initiatives and the advisory say-on-pay results. In making executive compensation determinations, the Committee considered the results of the non-binding, advisory proposal on our executive compensation set forth in our 2011 Proxy Statement. Our stockholders overwhelmingly approved our executive compensation program with 87.1% support. After considering our say-on-pay voting results, stockholder input, compensation consultant advice and other factors addressed in the following discussion, the Committee determined not to make changes to our executive compensation programs as a result of the vote. The Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation program.

Objectives of Dow’s Executive Compensation Program

There are four primary objectives of Dow’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved
Designed to support the achievement of Dow’s vision and strategy	• Incentive program metrics are tied to both annual and long-term strategic objectives of the Company. • The compensation programs provide an incentive for executives to meet and exceed Company goals.
Motivate and reward executives when they deliver desired business results and stockholder value

• Compensation awards are based upon performance against Company financial and operational goals and business division goals as well as personal performance.

• Relative TSR versus a peer group and ROC are equally weighted in our performance share program.

Attract and retain the most talented executives to succeed in today’s competitive marketplace

• Compensation elements and pay opportunities are targeted at the median of the peer group that we compete with for talent.

• Executives are held accountable for results and rewarded above target levels when Company and personal goals are exceeded. When goals are not met, compensation awards will be below target levels.

Create an ownership alignment with stockholders

• LTI awards are equity-based.

• Stock ownership requirements in place for top executives, and all NEOs exceed their ownership requirements.

• Approximately 65-70% of NEO pay is equity-based where the value is directly linked to share price appreciation and TSR.

22	2012 DOW PROXY STATEMENT

Elements of Dow’s Executive Compensation Program

The elements of the Company’s executive compensation program are presented below in summary format and more fully explained in the sections that follow.

Program	Description & Purpose of Element
Base Salary	Annual Base Salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.
Performance Award	The Performance Award is an annual cash incentive program to reward employees for achieving critical Company goals.
Stock Options	Stock Options are granted to provide incentive for long-term creation of stockholder value. Stock Options represent 40% of the annual LTI grant value.
Performance Shares

Performance Shares are granted to motivate employees and to reward the achievement of specified financial goals over a three-year period. Performance Shares represent 35% of the annual LTI grant value.

Deferred Stock	Deferred Stock is granted in order to help the Company retain its NEOs and other key employees. Deferred Stock represents 25% of the annual LTI grant value.
Health, Welfare and Retirement Programs

Executives participate in the same benefit programs that are offered to other salaried employees. Dow benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Perquisites	Limited perquisites are provided to executives to facilitate strong performance on the job and enhance their personal security and productivity.

The mix of the three key compensation elements for the CEO and other NEOs are shown below. The charts outline the size, in percentage terms, of each element of targeted compensation. The gray sections of the charts reflect the incentive or performance based components of compensation (e.g., 89% of the CEO’s compensation is at risk).

2012 DOW PROXY STATEMENT	23

Elements of Compensation: Base Salary – Detailed Information

Base salary is a fixed portion of compensation based on an individual’s skills, responsibilities, experience and sustained performance. Base salaries for executives are benchmarked against similar jobs at other companies and are targeted at the median (50th percentile) of the Survey Group after adjusting for Dow’s revenue size. Actual salaries reflect an individual’s responsibilities and more subjective factors, such as the Committee’s (and the CEO’s in the case of other NEOs) assessment of the individual NEO’s performance.

Changes in base salary for the NEOs, as well as for all Dow salaried employees, depend on compensation versus the external market for similar jobs, the individual’s current salary compared to the market, changes in job responsibilities and the employee’s contributions to Dow’s performance as determined by the Committee.

Elements of Compensation: Performance Award – Detailed Information

The Performance Award is an annual cash incentive program. Dow uses this component of compensation to reward employees for achieving critical annual Company goals. Meeting or exceeding our annual business and financial goals is important to executing our long-term business strategy and delivering long-term value to stockholders. No Performance Award is payable to NEOs or any officer of the Company unless pre-established minimum Net Income goals are achieved. The 1994 Executive Performance Plan establishes a minimum performance goal of $700 million of net income in order for NEOs to receive a payout of the Company component of the Performance Award. This requirement is part of Dow’s strategy for complying with Internal Revenue Code Section 162(m).

The 2011 Performance Award Program focused participants on critical financial and operational goals. At the beginning of 2011, the Committee and Board approved the financial and operational goals for the Company and each Business Division. The Committee also reviewed and approved the target award opportunity for each NEO which is expressed as a percentage of base pay. Individual award opportunities vary by job level and are targeted at the median of the annual bonus practices of the group of companies used for benchmarking (the “Survey Group”).

The 2011 Performance Award corporate target goals and 2011 results are shown below. The 2011 Performance Award result for Net Income (excluding certain items) reflects the results as set forth in the Company’s 2011 Annual Report.

Measure Used (Weighting)	Rationale for Measure	Target Goal	2011 Performance
Net Income (75%)	Reflects operating strength, efficiency and profitability	$3,480 MM	$2,959 MM
Cost Management (25%)	Reflects discipline in meeting corporate cost budgets	Meet Corporate Cost Target	Over by $275 MM

Actual award payouts are determined each February following completion of the plan year by measuring the performance against each award component (earned base award). For the 2011 program, the earned base award (before considering individual performance) was 52.6% of the target award opportunity for corporate employees. Actual awards for employees including NEOs can be adjusted up or down by 25% from the earned base award based on individual performance and contributions as determined by the Committee. The Committee used discretion to adjust each NEO’s award by up to 10% based upon the Committee’s assessment of each NEO’s accomplishments as described below under “SECTION 3 – 2011 NEO’s Achievements and Pay Actions.” The potential award payouts under the 2011 Performance Award Program are shown in the Grants of Plan-Based Awards table. The actual payouts to the NEOs are shown in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.” Additional detail on the individual 2011 Performance Award Calculation for each NEO is set out in the table included in Footnote D to the Summary Compensation Table.

Elements of Compensation: Long-Term Incentive Awards – Detailed Information

Each year the Company grants equity-based LTI awards to leaders and other key employees who demonstrate high performance. Dow chooses this component of compensation to motivate and reward employees for long-term stockholder value creation, retain top talent and help executives meet their Executive Stock Ownership Guidelines.

24	2012 DOW PROXY STATEMENT

As with Dow’s approach for all elements of compensation, LTI awards are targeted to be competitive with the market median of the Survey Group for comparable positions. The size of the grant received by each NEO depends upon the median market dollar value of LTI applicable for his or her job level. In February 2011, the Committee approved a new mix of LTI grants effective beginning in 2011 with the goal of moving more of the LTI awards toward performance-based vehicles.

LTI Vehicle	Weighting	Vesting Terms & Other Conditions
Stock Options	40%	The exercise price equals the closing price on the date of grant. Options vest in three equal annual installments and expire after 10 years.
Performance Shares	35%

The 2011-2013 performance shares can be earned after a three-year performance period based on an equal weighting of two goals:

•  Dow’s TSR versus a peer group

•  Dow’s ROC relative to pre-established goals

Accumulated dividend equivalents are paid only on earned shares after the three-year performance period has ended.

Deferred Stock	25%	Deferred stock grants vest after three years. During the vesting period, holders of outstanding deferred stock grants receive quarterly payments equal to the dividend paid on equivalent shares of Dow Common Stock.

Under Dow’s Executive Compensation Recovery Policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards.

2011-2013 Performance Share Program – Additional Information

As noted above, performance share vesting is based on TSR and ROC performance over a three calendar year period. The relative TSR peer group is comprised of companies selected from the S&P 500 Chemical Index and several companies from Dow’s executive peer group that are technology-based and manufacturing-based global companies. The table below shows the 18 company TSR peer group.

Air Products and Chemicals, Inc.	BASF
CF Industries Holdings, Inc.	Eastman Chemical Company
Ecolab Inc.	E.I. du Pont de Nemours & Company
FMC Corporation	International Flavors & Fragrances Inc.
Monsanto Company	PPG Industries, Inc.
Praxair, Inc.	Sigma-Aldrich Corporation
3M Company	The Procter & Gamble Company
Honeywell International Inc.	United Technologies Corporation
Johnson Controls, Inc.	Tyco International Ltd.

TSR is defined as stock price appreciation plus dividends paid. For Dow and each company in the peer group, a beginning price using a 30 trading day averaging period at the beginning of the performance period and an ending price using a 30 trading day averaging period at the end of the performance period are calculated and used to create a percentile ranking. The TSR portion of the Performance Share Award will pay out at 100% if Dow’s TSR is at the 51st percentile of the peer group. No payout will occur if Dow’s TSR is at or below the 25th percentile. A maximum payout of 250% will occur if Dow’s TSR is at the 100th percentile.

ROC measures how effectively a company has utilized the money invested in its operations and is calculated as Net Operating Profit after Tax (excluding certain items) divided by total average capital. To achieve a target payout on the ROC portion, Dow’s ROC must equal or exceed pre-established ROC goals for the same period. Dow’s ROC target is 10% across the industry cycle and as a result the target for Performance Share Awards ranges from 8.5% to 12.0% on current outstanding grants.

2012 DOW PROXY STATEMENT	25

The following table illustrates the measures used, weighting and target goals for the 2011-2013 Performance Share program:

Measure Used/ Weighting	Rationale for Measure	Target Goal
ROC (50%)	Reflects operating strength, effectiveness in utilizing capital and profitability	12.0%
Relative TSR (50%)	Reflects Dow’s TSR versus a peer group of companies’ TSR	51st percentile

No dividends are paid on unearned Performance Shares. Performance Shares accrue amounts equal to the dividend paid on equivalent shares of Dow Common Stock and are paid only at the time the shares are earned and delivered. All Performance Shares earned are delivered in the year following the performance period. Instead of receiving the Performance Share Award in the form of Dow Common Stock, the NEOs and other executives subject to stock ownership requirements may elect to receive a cash payment equal to the value of the stock award on the date of delivery. Participants may only make this cash election if they meet or exceed the executive stock ownership guidelines for their job level.

2008-2010 Performance Share Program – Results

The 2008-2010 Performance Share Program focused participants on ROC as a critical financial and operational goal and reflected the legacy program that utilized one financial performance measure. With the exception of the 2009-2011 program (that delivered in 2012), the remaining outstanding three-year Performance Share programs utilize two measures - ROC and TSR as described in detail above. The payout for the 2008-2010 program that was delivered in 2011 was as follows:

Measure Used/ Weighting	Rationale for Measure	Target Goal	Payout Based on Results vs. Goal
ROC (100%)	Reflects operating strength, effectiveness in utilizing capital and profitability	10.0%	86%

Long-Term Incentive Awards – Grant and Vesting Practices

LTI grants are approved by the Committee and administered by Dow’s Executive Compensation Department. The annual grant date for all employees is traditionally the Friday following the Committee’s February meeting – held on the second Wednesday of February each year. The 2011 grant date was February 11, 2011. The Company does not grant discounted options, backdate options or re-price outstanding options. Officers must continue to meet their stock ownership guidelines until retirement and since LTI awards do not have provisions for accelerated vesting at retirement, NEOs continue to hold a significant portion of their compensation value in Dow stock for at least three years after retirement.

LTI awards are granted under The Dow Chemical Company 1988 Award and Option Plan, Dow’s omnibus stockholder approved plan for equity awards to employees. Dow calculates the aggregate grant date fair value of awards in the year of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with the U.S. Securities and Exchange Commission regulations, the grant date fair value of 2011 LTI award equity grants for the NEOs is presented in the Summary Compensation Table and Grants of Plan-Based Awards table. Total outstanding unexercised or unvested LTI grants are shown in the Outstanding Equity Awards table.

Elements of Compensation: Benefits – Detailed Information

The Company provides a comprehensive set of benefits to eligible employees. These include medical, dental, life, disability, accident, retiree medical and life, pension and savings plans. The NEOs are eligible to participate in the same plans as most other salaried employees. In addition, because highly compensated employees are subject to U.S. tax limitations on contributions to some retirement plans, the Company has created non-qualified retirement programs intended to provide these employees with the same benefits they would have received under the qualified plans without the tax limits. The NEOs are eligible to participate in the same non-qualified retirement plans as all other highly compensated salaried employees.

Elements of Compensation: Perquisites – Detailed Information

The Company provides the NEOs and other selected executives limited perquisites in order to enhance their security and productivity. The Committee regularly reviews the perquisites provided to the NEOs as part of their overall review of executive compensation. The Committee has determined that all current perquisites are within an appropriate range of competitive compensation practices and made no changes for 2011. The Company provides the NEOs and other selected executives the following limited perquisites:

•	Financial Planning Support (reimbursed up to the greater of 3% of annual base salary or $5,000)

26	2012 DOW PROXY STATEMENT

•	Executive Physical Examination

•	Company Car

•	Executive Excess Umbrella Liability Insurance

•	Home Security Alarm System

In addition, the CEO is required by the Board of Directors for security and immediate availability reasons to use corporate aircraft for personal travel. Details about the NEOs perquisites, including the aggregate incremental cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative.

SECTION TWO – HOW EXECUTIVE PAY IS ESTABLISHED

Responsibilities of the Committee

The Committee, which is comprised entirely of independent Directors, is responsible for overseeing the Company’s executive compensation policies and programs with the goal of maintaining compensation that is competitive within the markets in which Dow competes for talent and reflective of the long-term investment interests of Company stockholders. The Committee reviews and approves the compensation design, compensation levels and benefits programs for the NEOs and other senior leaders. The Committee also monitors Company processes on executive succession and work environment/culture. You can learn more about the Committee’s purpose, responsibilities, structure and other details by reading the Committee’s charter which can be found in the Corporate Governance section of the Company’s website at www.DowGovernance.com.

Committee Resources in Setting Pay

The Committee has several resources, analytical tools and performance measures they consider in determining compensation levels.

Committee Resource	Description
Committee Consultant

The Committee has retained a compensation consultant from Mercer. The consultant, Michael Halloran, reports directly to the Committee.

He advises the Committee on trends and issues in executive compensation and the group of companies in the Survey Group. He consults on the competitiveness of the compensation structure and levels of Dow’s executive officers and provides advice and recommendations related to proposed compensation and the design of our compensation programs.

The Committee has the sole authority to retain and oversee the work of Mr. Halloran. Mr. Halloran does not provide services to Company management unless approved by the Chairman of the Committee. In 2011, no such approvals were given. Mercer has multiple safeguards and procedures in place to ensure the independence of the consultants in their executive compensation consulting practice. These safeguards include a rigidly enforced code of conduct, a policy against investing in client organizations and separation between consulting and administrative business units from a leadership, performance measurement, and compensation perspective. In 2011, Mercer and its affiliates provided approximately $5 million in unrelated human resources consulting services to Dow. The decision to engage Mercer to provide these other services was made by management and was reported to the Committee. In addition to approximately $5 million in aggregate fees for human resources consulting services, Mercer’s aggregate fees for executive and director compensation consulting services in 2011 were approximately $220,000.

Dow’s Executive Compensation Department

Dow’s Executive Compensation Department provides additional analysis and counsel as requested by the Committee related to:

• gathering the compensation data of the Survey Group

• benchmarking compensation components (base salary, Performance Award, LTI awards) against the Survey Group

• assisting the CEO and Human Resources Executive Vice President in making preliminary recommendations of base salary structure, design and target award levels for the Performance Award and design and award levels for LTI awards

• providing scenario planning/tally sheet information

The Executive Compensation Department has retained the compensation consultant services of Towers Watson. Towers Watson provides the following assistance to the Executive Compensation Department:

• Survey Group compensation information for executives and non-employee Directors

• benchmarking of key compensation practices and trends in executive compensation

2012 DOW PROXY STATEMENT	27

Peer Group and Survey Pay Data

Dow benchmarks its executive compensation programs, designs and compensation elements against a Survey Group of 20 companies with which Dow competes for executive talent. Market pay data for the Survey Group is gathered through compensation surveys conducted by Towers Watson. Dow targets the median of the Survey Group for all compensation elements in order to attract, motivate, develop and retain top level executive talent.

The Survey Group is periodically evaluated and updated to ensure the companies in the group remain relevant. The Survey Group, last updated in 2009, was evaluated in 2011 and was not changed. The 20 companies, which are comparable to Dow in annual revenue (median of $42 billion) and market capitalization (median of $51 billion), are listed below.

	($ millions)
Company	Most Recent FYE Revenue	Market Value As of 12/31/11
3M Company	$26,662	$57,280
Alcoa Inc.	$24,951	$9,206
Archer-Daniels-Midland Company	$80,676	$19,104
The Boeing Company	$64,306	$54,516
Caterpillar Inc.	$42,588	$58,584
E. I. du Pont de Nemours & Company	$32,347	$42,297
Emerson Electric Co.	$24,222	$34,257
General Electric Company	$147,300	$189,082
Honeywell International Inc.	$33,370	$42,040
Johnson & Johnson	$61,587	$179,089
Johnson Controls, Inc.	$40,833	$21,269
Kraft Foods Inc.	$49,207	$66,006
Eli Lilly and Company	$23,076	$48,117
Monsanto Company	$11,822	$37,512
PepsiCo, Inc.	$57,838	$103,732
Pfizer Inc.	$67,809	$166,346
PPG Industries, Inc.	$14,885	$12,893
The Procter & Gamble Company	$82,559	$183,541
Tyco International Ltd.	$17,355	$21,579
United Technologies Corporation	$54,326	$66,226

75th Percentile	$62,267	$75,603
Median	$41,711	$51,316
25th Percentile	$24,769	$31,087

Dow Chemical	$53,674	$33,989

Factors and Steps in Setting Pay

Compensation for the NEOs and other executive officers is evaluated and set annually by the Committee based on the latest available Survey Group compensation data along with Company, business division and individual performance data. An individual executive’s compensation is established after considering the following factors:

•	Median (50th percentile) range compensation for similar jobs and job levels in the market

•

Company’s performance against financial measures including net income, earnings per share, EBITDA (earnings before interest, income taxes, depreciation, and amortization), ROC, TSR, economic profit, cash flow management, and cost management discipline

•	Company’s performance relative to goals approved by the Committee

•	Business climate, economic conditions and other factors

As part of an annual review, Company management and the Committee also review summary total compensation scenarios for the NEOs. All aspects of compensation are modeled under various scenarios, such as stock price sensitivity and business performance. The scenario sheets present the estimated dollar value of compensation components provided to the NEOs during the most recent fiscal year. They are used as an annual reference point to assist the Committee’s overall understanding of NEO compensation.

28	2012 DOW PROXY STATEMENT

The CEO makes recommendations to the Committee regarding compensation for senior executives after reviewing their performance. Market median compensation values of Dow’s Survey Group for similar jobs and job levels are considered for base pay adjustments. Achievement against performance award goals and the executive’s individual contribution toward Company objectives are considered in determining the annual Performance Award payout. Market median competitive LTI values from Dow’s Survey Group are used to determine the annual LTI grant. The CEO uses discretion when making pay recommendations to the Committee. The Committee is responsible for approving NEO compensation and has broad discretion when setting compensation types and amounts.

With respect to the CEO, the Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding the CEO’s compensation level based on that evaluation. The Committee considers Dow’s Survey Group median base pay, annual incentive targets and LTI values from Dow’s Survey Group and uses broad discretion when setting compensation types and amounts for the CEO. The Board of Directors is responsible for approving the CEO’s compensation types and amounts.

SECTION THREE – 2011 NEOs’ ACHIEVEMENTS AND PAY ACTIONS

The following contributions and achievements were taken into consideration by the Committee in making the 2011 compensation decisions.

Andrew Liveris: Mr. Liveris serves as President, Chief Executive Officer and Chairman. Mr. Liveris’ compensation for 2011 reflects his leadership in driving the further progress of Dow’s transformational strategy in an environment of continued global economic uncertainty. Under Mr. Liveris’ leadership, despite the ever-changing global business conditions and challenges that resulted in deteriorating global demand and industry fundamentals particularly in the second half of 2011, Dow achieved – and in many cases – exceeded most of the financial and operating goals and deliverables for 2011. Mr. Liveris led the efforts that resulted in the approval and formation of Sadara Chemical Company in October 2011. This is the world’s largest chemical complex ever to be simultaneously built at one time. Mr. Liveris drove investment in and commercialization of the Company’s innovation and growth agenda as evidenced by several major new business development projects with customers around the world. The Committee also considered Mr. Liveris’ efforts in implementing key initiatives throughout the Company to champion Dow’s commitment to sustainability through his visible and continuous support of Dow’s 2015 Sustainability Goals, his drive to advance Dow’s reputation and brand, and his pursuit of elevating employee satisfaction and engagement as measured by considerable positive progress in our Global Employee Opinion and Action Survey.

William Weideman: Mr. Weideman serves as Executive Vice President and Chief Financial Officer. He is responsible for overseeing the financial management and integrity of the internal controls for the Company and he leads Dow’s Finance function. Mr. Weideman’s compensation for 2011 reflects his contributions in meeting Dow’s financial goals. This includes increasing Dow’s dividend by 67% in the first quarter, enhancing the Company’s balance sheet and liquidity by reducing our gross debt by $2.2 billion, and achieving net debt (gross debt minus cash) to total capital of 40.8% at year-end. The Committee also considered Mr. Weideman’s contributions in supporting the successful divestiture of multiple non-strategic businesses/assets in 2011, which generated total proceeds of more than $600 million. Finally, the Committee considered the fact that under Mr. Weideman’s leadership Dow maintained and firmly secured its investment grade rating.

Joe Harlan: Mr. Harlan serves as Executive Vice President and President of the Performance Materials Division. Since joining the Company in September of 2011, Mr. Harlan developed and rolled out the Performance Materials strategy and playbook and led the division in several portfolio management actions yielding gains of over $130 million. Mr. Harlan also focused on Dow customers through visits, interactions and exploring collaboration opportunities.

Charles Kalil: Mr. Kalil serves as Executive Vice President, Law and Government Affairs, General Counsel and Corporate Secretary. Mr. Kalil’s compensation for 2011 reflects his oversight and contributions as counsel to the Company. Mr. Kalil was responsible for leading the Company’s litigation and corporate transactions. In particular, Mr. Kalil supported the execution of Dow’s transformational strategy with effective risk assessment, legal counsel and guidance which led to the Sadara joint venture formation. Mr. Kalil led the Company in the arbitration hearing against Petrochemicals Industries Company (K.S.C.) (PIC) in the International Court of Arbitration of the International Chamber of Commerce.

Geoffery Merszei: Mr. Merszei serves as Executive Vice President, President of Dow Europe, Middle East and Africa and Chairman of Dow Europe. Mr. Merszei guided the Company through the Euro crisis and sales (excluding divestitures) for the

2012 DOW PROXY STATEMENT	29

region increased by 22% from 2010 levels. Under Mr. Merszei’s leadership, we increased our external visibility and presence in order to support Dow’s growth initiatives. The Committee also considered Mr. Merszei’s leadership and support of EH&S goals of the region – where all key metrics saw dramatic improvement.

2011 Compensation Actions

The Committee approved the following compensation and awards for the CEO after considering Dow’s Survey Group median market data and the 2011 accomplishments of the Company and the CEO. After considering input from the CEO, the Committee approved the following pay actions for the four other NEOs in 2011.

Name	Base Salary ($)	Performance Award ($)	Stock Awards ($)	Option Awards ($)	Total Compensation ($)
Andrew Liveris	1,750,000	1,498,114	6,600,593	4,400,095	14,248,802
William Weideman	786,000	477,519	2,070,601	1,380,058	4,714,178
Joe Harlan	880,000	486,024	5,147,400	1,034,748	7,548,172
Charles Kalil	919,500	558,624	1,980,408	1,320,092	4,778,624
Geoffery Merszei	918,288	507,170	1,980,408	1,320,092	4,725,958

•

Base Salary: All NEOs (with the exception of Mr. Harlan who was a new hire in 2011) were given salary adjustments in 2011 to adjust their relative position to the median range of the Dow’s Survey Group. There were no material differences between the Survey Group median survey values and actual base salary for any of the NEOs. Base salary amounts presented above differ from the amounts disclosed in the Summary Compensation Table because increases in base salary become effective in March. Therefore, the amounts reported in the Summary Compensation Table reflect two months at the 2010 base salary rate and ten months at the 2011 rate. The only exception is Mr. Harlan who only began receiving a salary as of September 2011.

•

Performance Award: The 2011 Performance Award resulted in an earned base award equal to 52.6% of the target award opportunity for corporate employees. This was calculated under the terms of the plan as described in the “Elements of Dow’s Executive Compensation Program.” As allowed by the plan, an individual performance factor may also be applied for each NEO to reflect their personal contributions for the year as determined by the Committee. There were no material differences between Dow’s Survey Group median annual bonus targets and the target Performance Award for any of the NEOs.

•

Long-Term Incentive Grants (Stock and Option Awards): The Committee approved the LTI grant for each NEO based upon Dow’s Survey Group median LTI values and reflective of the mix of equity vehicles described in the “Elements of Dow’s Executive Compensation Program.” There were no material differences between the Survey Group median LTI target values and the target LTI award values for any of the NEOs.

Upon hire, Mr. Harlan was granted options, performance shares and deferred shares at a level commensurate with his responsibilities and to align his actions to stockholder interests. He was also granted additional deferred shares to compensate for a portion of LTI forfeited at his prior employer.

SECTION FOUR – EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Committee has adopted several policies related to Executive Compensation as detailed below.

Stock Ownership Guidelines

Dow has had stock ownership guidelines in place for its NEOs and other senior executives since 1998. The guidelines increase with job level and are reviewed periodically to ensure relevance. Specific stock ownership requirements vary by job level and are determined by applying a multiple between four and six to the base salary midpoint. The guideline values are converted to a fixed share amount for each job level.

The CEO is required to own stock with a value of six times base salary and the other NEOs are required to own stock with a value of four times base salary. The executives are given four years to achieve the initial ownership guideline for their job level following promotion to that level and must maintain these levels until retirement. They are given one additional year to

30	2012 DOW PROXY STATEMENT

achieve compliance with a higher level guideline upon being promoted to that level. For purposes of these guidelines, stock ownership includes Dow Common Stock beneficially owned (including stock owned by immediate family members), Deferred Stock not yet delivered, Performance Shares vested but not yet delivered, and stock held beneficially through the Company’s savings plans.

The share guidelines are regularly reviewed by the Committee and have been determined to be appropriate relative to market practice and the current value of Dow stock. All NEOs currently hold shares significantly in excess of the guidelines providing further evidence of Dow’s philosophy of encouraging the holding of shares in excess of stock ownership guidelines until retirement.

The following table shows the stock ownership guideline for each NEO and their holdings as of December 31, 2011.

Name	Ownership Guideline	Multiple of Base Salary	2011 Holdings	Shares Held In Excess of Guideline	Percent in Excess of Guideline
Andrew Liveris	220,000	6x	833,035	613,035	279%
William Weideman	70,000	4x	138,976	68,976	99%
Joe Harlan	70,000	4x	156,500	86,500	124%
Charles Kalil	70,000	4x	210,657	140,657	201%
Geoffery Merszei	70,000	4x	219,461	149,461	214%

Change-in-Control and Severance Arrangements

The Committee adopted a market competitive change-in-control arrangement for its senior executives in 2007. Messrs. Liveris, Kalil and Merszei each have a change-in-control agreement. The change-in-control arrangement provides, among other things, a severance payment equal to two times the executive’s base salary and target Performance Award (2.99 times for the CEO) and tax gross-up protection in the event severance benefits exceed statutory thresholds and become subject to an excise tax. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits. The Company believes this “double-trigger” practice is in the best interest of stockholders as it does not pay any benefits to an executive unless he or she is negatively impacted by a change-in-control event that is in the best interest of Dow stockholders. No new agreements have been executed since 2007.

Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for executive officers set forth in the Company’s Corporate Governance Guidelines. Under this policy, the Company may recover incentive income that was based on achievement of quantitative performance targets if an executive officer engaged in grossly negligent conduct or intentional misconduct resulting in a financial restatement or in any increase in his or her incentive income. Incentive income includes income related to the annual Performance Award and LTI awards. The Company will also recover any awards made to an executive during the prior three years should the executive engage in activity that competes with, or is otherwise harmful to the Company or its affiliated companies.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation decisions, Dow policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible. Amounts paid under the compensation program, including base salary, Performance Awards and grants of Deferred Stock (Restricted Stock and Restricted Stock Units) may not qualify as performance based compensation excluded from the limitation on deductibility.

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Trading Restrictions

As set forth in the Company’s Corporate Governance Guidelines, it is against Company policy for executive officers to engage in speculative transactions in Company securities. As such, it is against Company policy for executive officers to trade in puts or calls in Company securities or sell Company securities short.

Compensation Program Risk Analysis

The Committee has reviewed the Company’s compensation policies and practices, and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on our Company. To conduct this review, the Company completes an inventory of its incentive compensation plans and policies. The evaluation covers a wide range of practices and policies including: the balanced mix between pay elements, the balanced mix between short and long term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change-in-control policies, use of a compensation recovery policy and Committee oversight of compensation programs. Several of our incentive plans have features that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, use of reported performance measures, the Committee’s discretion in incentive payment levels, a balanced mix of long-term incentive vehicles, significant stock ownership guidelines and our Executive Compensation Recovery Policy.

Advisory Vote on Executive Compensation

The Company provided stockholders a “say-on-pay” advisory vote on its executive compensation in May 2011 under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. At the Company’s 2011 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of the NEOs, with approximately 87.1% of the votes cast for approval of the say-on-pay advisory vote. The Committee carefully evaluated the results of the 2011 annual advisory say-on-pay vote at its October meeting. The Committee also considered numerous other factors in evaluating the Company’s executive compensation program as discussed in this CD&A. While each of these factors informed the Committee’s decisions regarding the NEOs’ compensation, the Committee did not implement changes to the Company’s executive compensation program as a result of the stockholder advisory vote. The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

32	2012 DOW PROXY STATEMENT

COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table summarizes the compensation of our CEO, CFO, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2011.

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	Option Awards ($) (b) (c)	Non-Equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Andrew Liveris, CEO & Chairman	2011	1,741,667	0	7,659,470	4,400,095	1,498,114	3,711,285	263,994	19,274,624
	2010	1,691,667	0	5,683,729	5,060,006	5,000,000	3,644,180	297,145	21,376,727
	2009	1,650,000	4,485,937	6,921,090	2,363,660	0	2,818,346	246,318	18,485,351
William Weideman, Exec. VP & CFO	2011	755,000	80,000	2,402,766	1,380,058	477,519	2,231,656	29,088	7,356,087
	2010	575,474	0	1,191,649	1,060,969	1,215,522	1,351,143	14,894	5,409,651
	2009	390,074	530,677	772,982	148,291	0	117,455	10,825	1,970,304
Joe Harlan, Exec. VP	2011	293,333	0	5,180,550	1,034,748	486,024	40,381	426,490	7,461,526
Charles Kalil, Exec. VP	2011	913,606	92,000	2,298,114	1,320,092	558,624	1,937,812	59,125	7,179,372
	2010	877,116	0	2,015,197	1,791,818	1,791,139	2,240,220	46,697	8,762,187
	2009	767,014	1,381,457	2,509,040	803,218	0	1,811,274	35,489	7,307,492
Geoffery Merszei, Exec. VP	2011	913,113	0	2,298,114	1,320,092	507,170	1,532,689	168,645	6,739,824
	2010	882,931	0	1,771,876	1,576,323	1,715,728	1,685,337	143,353	7,775,548
	2009	861,396	1,187,111	674,342	602,420	0	383,209	33,240	3,741,718

(a)	Bonus amounts for Messrs. Weideman and Kalil in 2011 were awarded for successful completion of activities relating to the formation of the Sadara joint venture.

(b)	Amounts represent the aggregate grant date fair value of awards in the year of grant in accordance with the same standard applied for financial accounting purposes. A maximum payout on the Performance Share programs would result in additional value of: Liveris $4,716,546; Weideman $1,479,564; Harlan $1,208,850; Kalil $1,415,141; Merszei $1,415,151.

(c)	Dow’s valuation for financial accounting purposes uses the widely accepted lattice-binomial model. The option value calculated for Messrs. Liveris, Weideman, Kalil and Merszei was $10.67 on the grant date of February 11, 2011. The option value calculated for Mr. Harlan was $8.40 on the grant date of September 1, 2011. The exercise price is the closing Dow stock price on the date of grant. The exercise price was $38.38 for 2011 grants for Messrs. Liveris, Weideman, Kalil and Merszei. Mr. Harlan’s options were granted on September 1, 2011 with an exercise price of $27.60.

(d)	Individual results for Non-Equity Incentive Plan Compensation are shown in the table below reflecting income paid in 2012 under our annual Performance Award (PA) program for performance achieved in 2011. Payout includes business related performance results as well as individual performance factors that determine the incentive payout.

Name	2011 Year End Base Salary	2011 PA Target Percent	2011 PA Target Amount	2011 Company / Business Funding Level	2011 Individual Performance Factor	2011 Total PA Payment Percent	2011 Total PA Payout Amount
Andrew Liveris	1,750,000	155%	2,712,500	52.6%	105.0%	55.2%	1,498,114
William Weideman	786,000	105%	825,300	52.6%	110.0%	57.9%	477,519
Joe Harlan	880,000	105%	924,000	52.6%	100.0%	52.6%	486,024
Charles Kalil	919,500	105%	965,475	52.6%	110.0%	57.9%	558,624
Geoffery Merszei	918,288	105%	964,202	52.6%	100.0%	52.6%	507,170

(e)	Reflects the aggregate change in the actuarial present value of accumulated pension benefits at age 65 using the actuarial assumptions included in the Company’s audited financial statements. Negative changes in pension value are included as zero in the Summary Compensation Table. An analysis of the Change in Pension Value for 2011 is shown below. The Change in Pension Values for Mr. Liveris for 2009 and 2010 have been updated to reflect revised actuarial inputs for the 2009 pension valuation.

2012 DOW PROXY STATEMENT	33

Name	Change in Discount Interest Rate ($)	Change in Deferral Period, Benefits, and Other ($)	Total Change ($)
Andrew Liveris	1,896,259	1,808,352	3,704,611
Bill Weideman	505,964	1,724,841	2,230,805
Joe Harlan	0	38,968	38,968
Charles Kalil	737,861	1,194,988	1,932,849
Geoffery Merszei	751,522	780,702	1,532,224

Also includes 2011 above-market non-qualified deferred compensation earnings: Liveris $6,674; Weideman $851; Harlan $1,413; Kalil $4,963; Merszei $465

(f)	All Other Compensation includes the cost of Company provided automobile, personal use of corporate aircraft by the CEO as required by Company policy for security and immediate availability purposes, Company contributions to employee savings plans, reimbursements of costs paid for financial and tax planning support, home security, executive health examinations and personal excess liability insurance premiums. The incremental cost to the Company of personal use of Company aircraft is calculated based on the variable operating costs to the Company including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs, which do not change based upon usage, such as pilot salaries or depreciation of the aircraft or maintenance costs not related to personal travel, are excluded.

The following other compensation items exceeded $10,000 in value:

– Liveris: Automobile ($19,739), personal use of Company aircraft ($139,994), Company contributions to savings plans ($68,007), financial and tax planning ($30,055)

– Weideman: Automobile ($17,248), Company contributions to savings plans ($10,140)

– Harlan: Relocation ($58,221), Company contribution of $350,000 to his Non-Qualified Deferred Compensation account given upon hire subject to 20% vesting per year on his hire date anniversary

– Kalil: Automobile ($12,011), Company contributions to savings plans ($35,425)

– Merszei: Automobile ($33,131), Company contributions to savings plans ($35,657), financial and tax planning ($14,351), housing expenses relating to overseas assignment ($82,500)

34	2012 DOW PROXY STATEMENT

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards.

GRANTS OF PLAN-BASED AWARDS FOR 2011

Name	Grant Date	Date of Action by the Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew Liveris	2/9/2011	2/9/2011	0	2,712,500	6,781,250
	2/11/2011	2/9/2011				0	100,320	250,800				4,909,159
	2/11/2011	2/9/2011							71,660			2,750,311
	2/11/2011	2/9/2011								412,380	38.38	4,400,095
William Weideman	2/9/2011	2/9/2011	0	825,300	2,063,250
	2/11/2011	2/9/2011				0	31,470	78,675				1,539,984
	2/11/2011	2/9/2011							22,480			862,782
	2/11/2011	2/9/2011								129,340	38.38	1,380,058
Joe Harlan	9/1/2011	9/1/2011	0	924,000	2,310,000
	9/1/2011	9/1/2011				0	30,000	75,000				861,150
	9/1/2011	9/1/2011							156,500			4,319,400
	9/1/2011	9/1/2011								128,700	27.60	1,034,748
Charles Kalil	2/9/2011	2/9/2011	0	965,475	2,413,688
	2/11/2011	2/9/2011				0	30,100	75,250				1,472,944
	2/11/2011	2/9/2011							21,500			825,170
	2/11/2011	2/9/2011								123,720	38.38	1,320,092
Geoffery Merszei	2/9/2011	2/9/2011	0	964,202	2,410,506
	2/11/2011	2/9/2011				0	30,100	75,250				1,472,944
	2/11/2011	2/9/2011							21,500			825,170
	2/11/2011	2/9/2011								123,720	38.38	1,320,092

(a)	Performance Share awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(b)	Deferred Stock awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

(c)	Stock Option awards as described in the Elements of Dow’s Executive Compensation Program section of the Compensation Discussion and Analysis.

2012 DOW PROXY STATEMENT	35

Outstanding Equity Awards

The following table lists outstanding equity grants for each NEO as of December 31, 2011.

The table includes outstanding equity grants from past years as well as the current year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c) (d)
Andrew Liveris (e)	02/15/2002	38,300	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	62,500	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	90,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	180,000	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	400,000	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	460,000	—	43.59	02/16/2017	60,000	1,720,200	n/a	n/a
	02/15/2008	619,370	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	606,066	303,034	9.53	02/13/2019	138,820	3,979,969	138,820	3,979,969
	02/12/2010	183,933	367,867	27.79	02/12/2020	91,100	2,611,837	91,100	2,611,837
	02/11/2011	—	412,380	38.38	02/11/2021	71,660	2,054,492	100,320	2,876,174
William Weideman (e)	02/15/2002	7,500	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	12,250	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	11,670	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	13,340	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	16,190	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	36,400	—	43.59	02/16/2017	4,550	130,449	n/a	n/a
	02/15/2008	41,250	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	38,022	19,013	9.53	02/13/2019	8,710	249,716	8,710	249,716
	02/12/2010	38,566	77,134	27.79	02/12/2020	19,100	547,597	19,100	547,597
	02/11/2011	—	129,340	38.38	02/11/2021	22,480	644,502	31,470	902,245
Joe Harlan	09/01/2011	—	128,700	27.60	09/01/2021	156,500	4,486,855	30,000	860,100
Charles Kalil (e)	03/01/2000	n/a	n/a	n/a	n/a	108	3,096	n/a	n/a
	02/23/2001	n/a	n/a	n/a	n/a	55	1,577	n/a	n/a
	02/15/2002	5,700	—	30.43	02/15/2012	n/a	n/a	n/a	n/a
	02/14/2003	10,000	—	27.40	02/14/2013	n/a	n/a	n/a	n/a
	02/13/2004	8,000	—	43.49	02/13/2014	n/a	n/a	n/a	n/a
	02/18/2005	17,500	—	53.53	02/18/2015	n/a	n/a	n/a	n/a
	03/01/2006	48,550	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	70,000	—	43.59	02/16/2017	9,100	260,897	n/a	n/a
	02/15/2008	165,710	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	102,976	102,978	9.53	02/13/2019	47,180	1,352,651	47,180	1,352,651
	02/12/2010	65,133	130,267	27.79	02/12/2020	32,300	926,041	32,300	926,041
	02/11/2011	—	123,720	38.38	02/11/2021	21,500	616,405	30,100	862,967
Geoffery Merszei	07/01/2005	311,340	—	44.74	07/01/2015	n/a	n/a	n/a	n/a
	03/01/2006	134,850	—	43.68	03/01/2016	n/a	n/a	n/a	n/a
	02/16/2007	196,000	—	43.59	02/16/2017	25,200	722,484	n/a	n/a
	02/15/2008	232,000	—	38.62	02/18/2018	n/a	n/a	n/a	n/a
	02/13/2009	154,466	77,234	9.53	02/13/2019	35,380	1,014,345	35,380	1,014,345
	02/12/2010	57,299	114,601	27.79	02/12/2020	28,400	814,228	28,400	814,228
	02/11/2011	—	123,720	38.38	02/11/2021	21,500	616,405	30,100	862,967

(a)	Stock Option award grants vest in three equal installments on the first, second and third anniversaries of the grant date shown in the table.

(b)	Deferred Shares vest and are delivered three years after the grant date.

(c)	Market values based on the 12/31/2011 closing stock price of $28.67 per share.

(d)	Performance Shares granted 2/13/2009, 2/12/2010 and 2/11/2011 will vest and be delivered in April of the year following the end of the performance period. Shares granted in February 2009-2011 are shown at the target level of performance. The actual number of shares to be delivered will be determined at the end of the performance period.

(e)	In addition to the equity grants described above, Messrs. Liveris, Weideman and Kalil received dividend unit grants on 3/9/1988 of 846 shares, 846 shares and 1,125 shares, respectively, which generate a quarterly payment equal to the dividend paid on equivalent shares of Dow Common Stock. These grants will expire on 3/9/2013.

36	2012 DOW PROXY STATEMENT

Option Exercises and Stock Vested

The following table summarizes the value received from stock option exercises and stock grants vested during 2011.

OPTION EXERCISES AND STOCK VESTED FOR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($)
Andrew Liveris	31,700	124,581	425,807	13,177,616
William Weideman	6,000	23,580	45,329	1,303,378
Joe Harlan	—	—	—	—
Charles Kalil	107,976	2,837,572	182,947	5,040,618
Geoffery Merszei	—	—	66,157	2,488,655

(a)	Reflects delivery of shares from the 2008-2010 Performance Share program and the 2009 special Performance Share grant. With respect to the 2008-2010 program, Return on Capital (ROC) measurement achieved an 86% payout against a 10.0% ROC target. For the 2009 award, the EBITDA measurement achieved a 150% payout against a $9.0 billion EBITDA target.

Pension Benefits

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2011.

PENSION BENEFITS AS OF DECEMBER 31, 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)
Andrew Liveris	Dow Employees’ Pension Plan	16.1	1,099,588
	Dow Executives’ Supplemental Retirement Plan (b)	36.0	20,883,696
	Total		21,983,284
William Weideman	Dow Employees’ Pension Plan	35.6	1,274,421
	Dow Executives’ Supplemental Retirement Plan	35.6	4,563,909
	Total		5,838,330
Joe Harlan (d)	Dow Employees’ Pension Plan	0.4	12,250
	Dow Executives’ Supplemental Retirement Plan	0.4	26,718
	Total		38,968
Charles Kalil	Dow Employees’ Pension Plan	31.9	1,291,388
	Dow Executives’ Supplemental Retirement Plan	31.9	8,838,904
	Total		10,130,292
Geoffery Merszei	Dow Employees’ Pension Plan	6.6	280,747
	Dow Executives’ Supplemental Retirement Plan (c)	34.0	10,020,102
	Total		10,300,849

(a)	Unless otherwise noted, all present values reflect accrued age 65 benefits. The form of payment, discount rate (5.05%) and mortality (UP94G) are based on assumptions used to determine pension plan obligations as reflected in the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

2012 DOW PROXY STATEMENT	37

(b)	Mr. Liveris was asked by the Company to permanently transfer to the United States from Australia in 1995, began participation in the Dow Employees’ Pension Plan (“DEPP”) and Executives’ Supplemental Retirement Plan (“ESRP”), and ceased contributions to the Australian Superannuation Fund (“Australian Fund”). Mr. Liveris’ retirement benefit will equal the amount payable under the DEPP formula based on his years of credited service as if he were a U.S. employee his entire Dow career. The ESRP benefit will be reduced by the value of his Australian Fund at the time of retirement. The value of Mr. Liveris’ Company contributions in the Australian Fund at 12/31/11 was 904,718 AUD.

(c)	Mr. Merszei was a participant in the Dow Personalvorsorgestiftung Schweiz (“Swiss Pension Plan”) from 1978 through 2001 and received a portable benefit upon his termination from Dow Europe. Upon his return to Dow in 2005, Mr. Merszei began participation in DEPP and ESRP. Under the terms of his employment contract, Mr. Merszei’s retirement benefit will equal the amount payable under the DEPP formula based on his years of credited service as if he were a U.S. Dow employee his entire career. The ESRP benefit will be reduced by the value of his Swiss Pension Plan portable benefit and the benefit received from his previous employer at the time of retirement. The value of Mr. Merszei’s Company contributions in the Swiss Pension Plan portable benefit at 12/31/11 was 2,029,198 CHF. The age 65 value of Mr. Merszei’s previous employer benefit is 9,611 CAD.

(d)	While Mr. Harlan must reach one year of employment to become a participant in the DEPP and ESRP, the Pension Benefits shown above are based on the plan calculations for his four months of service in 2011 as if he were a participant as of year end.

The following table lists the U.S. pension annuity value for each participating NEO and the corresponding replacement value as a percent of total target cash compensation as of December 31, 2011. The replacement value percentages for the NEOs are comparable to most other salaried employees with similar age and years of service.

PENSION REPLACEMENT VALUE AS OF DECEMBER 31, 2011

Name	Pension Annuity Value ($) (a)	Replacement Value (%) (b)
Andrew Liveris	2,108,940	47%
William Weideman	570,456	35%
Joe Harlan	—	—
Charles Kalil	805,704	43%
Geoffery Merszei	919,716	49%

(a)	Annual pension benefit if NEO retired on December 31, 2011, stated as a single-life annuity with no survivor options. Mr. Harlan must reach one year of employment to become a participant in the DEPP and ESRP and therefore no Pension Annuity Value is shown.

(b)	Annual pension benefit as a percentage of annual Base Salary + Target Performance Award.

Pension Benefits – Additional Information

The Dow Employees’ Pension Plan

For employees hired prior to January 1, 2008:

The Company provides the Dow Employees’ Pension Plan (“DEPP”) for its U.S. employees and for employees of some of its wholly owned U.S. subsidiaries. Upon retirement, NEOs receive an annual pension under the DEPP formula subject to statutory limitations. The benefit is paid in the form of a monthly annuity and is calculated based on the sum of the employee’s yearly basic and supplemental accruals up to a maximum of 425% for basic accruals and 120% for supplemental accruals.

•	Basic accruals equal the employee’s highest consecutive three-year average compensation (“HC3A”) multiplied by a percentage ranging from 4% to 18% based on the age of the employee in the years earned.

•

Supplemental accruals are for compensation in excess of a rolling 36-month average of the Social Security wage base. Supplemental accruals range from 1% to 4%, based on the age of the employee in the years earned.

The sum of the basic and supplemental accruals is divided by a conversion factor to calculate an immediate monthly benefit. If the employee terminates employment before age 65 and defers payment of the benefit, the account balance calculated under this formula will be credited with interest. Messrs. Liveris, Weideman, Kalil and Merszei participate in DEPP.

38	2012 DOW PROXY STATEMENT

For employees hired on or after January 1, 2008:

The Personal Pension Account (“PPA”) grows annually based on Pay Credits and Interest Credits. At the end of each year, 5% of an employee’s base pay and actual variable pay is credited to the account (“Pay Credit”). Additionally, the Personal Pension Account is credited with an annual Interest Credit equal to the Interest Credit Rate multiplied by the Personal Pension Account balance as of December 31 of the previous year. The Interest Credit Rate is determined annually by the Company, and is based on the closing rate on the six-month U.S. Treasury bill on the last business day of September immediately preceding the Plan Year plus 1.5%.

When a vested employee leaves the Company, the PPA can be taken as an immediate annuity, as a deferred annuity or as a lump sum. Vesting is three years. Mr. Harlan participates in PPA.

The Executives’ Supplemental Retirement Plan:

Because the U.S. Internal Revenue Code limits the benefits otherwise provided by DEPP, the Board of Directors adopted the Executives’ Supplemental Retirement Plan (“ESRP”) to provide employees who participate in DEPP with non-qualified benefits calculated under the same formulas described above. Messrs. Liveris, Weideman, Harlan, Kalil and Merszei participate in the ESRP.

In addition, Mr. Kalil elected to have his ESRP benefit secured by enrolling in the Key Employee Insurance Program (“KEIP”) in 1997. KEIP is a life insurance program that secured benefits otherwise available under ESRP, which was offered to certain employees as an alternative to the ESRP. Dow has not offered KEIP to employees since 1999 and has no plans to reinstate this program for new participants.

Dow Employees’ Savings Plan – 401(k):

The Company provides all U.S. salaried employees the opportunity to participate in a 401(k) plan (The Dow Chemical Company Employees’ Savings Plan). In 2011, for salaried employees who contributed 2% of annual salary, Dow provided a matching contribution of 100% of the employee’s contribution. For salaried employees who contributed up to an additional 4%, Dow provided a 50% match. Messrs. Liveris, Weideman, Harlan, Kalil and Merszei participate in the 401(k) plan on the same terms as other eligible employees.

Non-Qualified Deferred Compensation

The following table provides information on compensation the NEOs have elected to defer as described in the narrative that follows.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2011

Name	Executive Contributions in Last Fiscal Year ($) (a)	Company Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (c)
Andrew Liveris	87,083	57,028	(52,589)	—	1,743,252
William Weideman	—	—	6,595	—	135,492
Joe Harlan (d)	—	350,000	3,314	—	353,314
Charles Kalil	45,680	24,918	30,953	—	899,648
Geoffery Merszei	—	25,147	3,307	—	73,719

(a)	Executive contributions are also reported as salary for 2011 in the Summary Compensation Table.

(b)	Company contributions are also reported as All Other Compensation for 2011 in the Summary Compensation Table.

(c)	Includes company and executive contributions with respect to Mr. Liveris of $139,968 for 2010 and $88,216 for 2009 previously reported in the Summary Compensation Table and company and executive contributions with respect to Mr. Kalil of $43,856 for 2010 and $5,433 for 2009 previously reported in the Summary Compensation Table.

(d)	Mr. Harlan received a $350,000 contribution to his Non-Qualified Deferred Compensation account upon hire, which vests 20% per year on his hire date anniversary.

2012 DOW PROXY STATEMENT	39

Because the U.S. Internal Revenue Code limits contributions to The Dow Chemical Company Employees Savings Plan, the Board of Directors adopted the Elective Deferral Plan in order to further assist employees in saving for retirement. This plan allows participants to voluntarily defer the receipt of base salary (maximum deferral of 75%) and Performance Award (maximum deferral of 100%).

Each participant enrolled in the plan receives a matching contribution using the same formula authorized for salaried participants under the 401(k) plan for employer matching contributions. The current formula provides for a matching contribution on the first 6% of base pay deferred. For purposes of calculating the match under the Elective Deferral Plan, the Company will assume each participant is contributing the maximum allowable amount to the 401(k) plan and receiving a match thereon. The assumed match from the 401(k) plan will be offset from the matching contribution calculated under the Elective Deferral Plan. The NEOs’ balances consist primarily of voluntary deferrals (and related earnings), not contributions made by the Company.

Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock fund tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds.

The Elective Deferral Plan allows for distributions to commence on the January 31 after separation or after a specific future year that can be later or earlier than the separation date. Distributions may be paid either in a lump sum or in equal monthly, quarterly or annual installments up to 15 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections.

Potential Payments Upon Termination or Change-in-Control

Messrs. Liveris, Weideman, Kalil and Merszei are currently retirement eligible and entitled to benefits similar to most other salaried employees upon separation from the Company. They are also entitled to additional benefits in the case of an involuntary termination without cause or a change-in-control event. The summary below shows the impact of various types of separation events on the different compensation elements the NEOs receive.

Retirement, Death, or Disability:

•	Base Salary: Paid through date of separation on the normal schedule.

•	Performance Award: Prorated for the portion of the year worked and paid on the normal schedule.

•	Benefits: Messrs. Liveris, Weideman, Kalil, and Merszei are eligible for retiree medical and life insurance coverage similar to most other salaried U.S. employees.

•	Retirement Plans: Participants have access, in accordance with elections and plan features, to the following retirement plan benefits:

•	Elective Deferral Plan benefits as shown in the Non-Qualified Deferred Compensation Table and accompanying narrative.

•

Pension benefits as shown in the Pension Benefits Table and described in the accompanying narrative. Participants in DEPP and ESRP are paid a monthly annuity. Participants in PPA may elect either an annuity or lump sum payout. Participants in KEIP have additional lump-sum features available.

•	Employee Savings Plan (defined contribution 401(k) plan).

•	Outstanding LTI Awards:

•	Stock Options: Outstanding grants are retained in full. Vesting period remains unchanged; expiration periods are shortened to the earlier of the existing expiration date or five years.

•	Deferred Stock: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting and delivery dates remain unchanged.

•	Performance Shares: Current year grants are prorated for the portion of year worked. Other grants are retained in full. Vesting periods and delivery dates remain unchanged.

40	2012 DOW PROXY STATEMENT

Involuntary Termination With Cause:

Because Messrs. Liveris, Weideman, Kalil and Merszei are currently retirement eligible, they will receive the same benefits under an Involuntary Termination with Cause as under retirement, as described above, with the exception of incentive income (including LTI), which may be recovered by the Company as described in the Executive Compensation Recovery Policy.

Involuntary Termination Without Cause:

In addition to the benefits received due to retirement, as described above, NEOs will receive the following benefits if involuntarily terminated without cause. NEOs who are not retirement eligible will receive the same treatment for outstanding LTI Awards as described above and the following additional benefits if involuntarily terminated without cause.

•

A lump-sum severance payment of two weeks per year of service (up to a maximum of 18 months) under the U.S. Severance Plan, plus six months base salary under the Executive Severance Supplement. The U.S. Severance Plan covers most salaried employees in the United States.

•	Outplacement counseling and financial/tax planning with a value of $30,000.

•	Eighteen months of health and welfare benefits at employee rates.

Change-in-Control:

In addition to benefits received due to retirement, as described above, Messrs. Liveris, Kalil and Merszei will receive the following benefits if separated due to a change-in-control event as referenced in the Compensation Discussion and Analysis. An executive must be involuntarily terminated within two years of a change-in-control in order to receive benefits (double-trigger).

•	A severance payment equal to two times the executive’s annual base salary and target Performance Award (2.99 times for the CEO).

•	An additional two years of credited service and age for purposes of calculating retirement benefits (three years for the CEO).

•	A financial, tax and outplacement allowance of $50,000.

•	Eighteen months of health and welfare benefits at employee rates.

•	Tax gross-up protection in the event severance exceeds statutory thresholds and becomes subject to an excise tax.

•	LTI awards in the form of Performance Shares and Deferred Stock will vest and be delivered as soon as possible after the change-in-control event. Stock Options will vest immediately.

2012 DOW PROXY STATEMENT	41

The following table summarizes the value of the incremental benefits to be received due to an Involuntary Termination without cause or a change-in-control event as of December 31, 2011.

INVOLUNTARY TERMINATION OR CHANGE-IN-CONTROL VALUES

Name	Type of Benefit	Involuntary Termination Without Cause ($)	Change-in-Control ($) (a)
Andrew Liveris	Severance	1,958,654	13,342,875
	Increase in Present Value of Pension	n/a	3,926,576
	Health & Welfare Benefits	6,426	6,426
	Outplacement & Financial Planning	30,000	50,000
	Total:	1,995,080	17,325,877
William Weideman	Severance	1,469,215	1,469,215
	Increase in Present Value of Pension	n/a	706,328
	Health & Welfare Benefits	6,426	6,426
	Outplacement & Financial Planning	30,000	30,000
	Total:	1,505,641	2,211,969
Joe Harlan (b)	Severance	453,538	453,538
	Increase in Present Value of Pension	n/a	0
	Health & Welfare Benefits	6,426	6,426
	Outplacement & Financial Planning	30,000	30,000
	Total:	489,964	489,964
Charles Kalil	Severance	1,587,906	3,769,950
	Increase in Present Value of Pension	n/a	1,870,597
	Health & Welfare Benefits	6,426	6,426
	Outplacement & Financial Planning	30,000	50,000
	Total:	1,624,332	5,696,973
Geoffery Merszei	Severance	1,659,982	3,764,981
	Increase in Present Value of Pension	n/a	1,176,964
	Health & Welfare Benefits	6,462	6,462
	Outplacement & Financial Planning	30,000	50,000
	Total:	1,696,444	4,998,407

(a)	An executive must meet the double trigger requirement of being involuntarily terminated within two years of a change-in-control in order to receive benefits.

(b)	Mr. Harlan is not currently retirement eligible but as noted above would receive the same treatment for Outstanding LTI Awards described above in “Retirement, Death, or Disability” in the event of an Involuntary Termination Without Cause or Change-in-Control, resulting in his then-outstanding equity awards with a fiscal year-end intrinsic value of $5,484,664 (as set forth in the Outstanding Equity Awards at Fiscal Year-End Table) becoming subject to the retention provisions described above.

42	2012 DOW PROXY STATEMENT

Director Compensation

Dow benchmarks its non-employee Director compensation programs, designs and compensation elements against the same Survey Group used for executive compensation, as described in the Market Benchmarking section of the Compensation Discussion and Analysis. Dow targets the median of the Survey Group for all Director compensation elements. The following table lists the compensation provided to Dow’s Directors in 2011.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Arnold A. Allemang	115,000	106,191	—	—	—	—	221,191
Jacqueline K. Barton	125,000	106,191	—	—	2,398	—	233,589
James A. Bell	141,250	106,191	—	—	1,499	—	248,940
Jeff M. Fettig	156,250	106,191	—	—	—	—	262,441
Barbara H. Franklin	133,750	106,191	—	—	—	—	239,941
Jennifer M. Granholm (c)	153,575	—	—	—	—	—	153,575
John B. Hess	115,000	106,191	—	—	—	—	221,191
Paul Polman	115,000	106,191	—	—	—	—	221,191
Dennis H. Reilley	125,000	106,191	—	—	—	—	231,191
James M. Ringler	130,000	106,191	—	—	1,235	—	237,426
Ruth G. Shaw	115,000	106,191	—	—	692	—	221,883
Paul G. Stern	138,750	106,191	—	—	1,683	—	246,624

(a)	The March 7, 2011 full grant date fair value of Restricted Stock granted is $37.26 per share with a total value of $106,191 for each Director (2,850 shares) represented in accordance with the same standard applied for financial accounting purposes.

(b)	Consists exclusively of above-market non-qualified deferred compensation earnings.

(c)	Gov. Granholm’s Fees Earned or Paid in Cash amount includes a one-time cash payment of $78,574.50 in lieu of prorated annual stock having joined the Board after the March 7, 2011 grant date.

Non-Employee Directors’ Fees Earned or Paid in Cash

2011 Directors’ fees as stated below are paid only to Directors who are not employees of the Company.

Fee Category	Annual Rate
Annual Retainer	$70,000
Meeting Retainer	$45,000
Audit Committee Chairmanship	$15,000
All Other Committee Chairmanships	$10,000
Audit Committee Membership	$15,000
Lead Director Service	$25,000

2003 Non-Employee Directors’ Stock Incentive Plan

The 2003 Non-Employee Directors’ Stock Incentive Plan provides for an annual grant of Restricted Stock and Stock Options to each non-employee Director, and allows for occasional additional individual grants of Stock Options, Restricted Stock, Deferred Stock or some combination thereof, at the discretion of the Board of Directors. There were no additional grants in 2011. In 2011, each non-employee Director received 2,850 shares of Restricted Stock, with provisions limiting transfer while serving as a Director of the Company, and, at a minimum, for two years from the date of grant.

2012 DOW PROXY STATEMENT	43

Non-employee Directors who join the Board of Directors after the annual grant of Restricted Stock and Stock Options for that year and prior to December 31 of that year are eligible to receive a one-time cash payment (“New Director Retainer”) within 30 days of the effective date of their election as a Director. The intent of this New Director Retainer is to encourage a new Director to make an initial investment in the stock of the Company. The amount of the New Director Retainer is calculated from the net present value of the cash equivalent of that year’s Restricted Stock grant and Stock Option grant, awarded under the 2003 Non-Employee Directors’ Stock Incentive Plan, with stock values based on the then current price of Company stock. It is based on months of Board service for the first year, and is therefore pro-rated for the number of months remaining in the calendar year.

Non-Employee Directors’ Stock Ownership Guidelines

Non-employee Directors have a guideline of owning common stock of the Company equal in value to at least four times the amount of the annual Board retainer fee, with a four-year time period after first election to achieve this level. Directors are also required to retain all Deferred Stock and Restricted Stock grants until retirement from the Board. The following table shows the stock ownership guideline and respective holdings of the non-employee Directors as of December 31, 2011.

DIRECTOR STOCK OWNERSHIP GUIDELINES FOR 2011

Name	Ownership Guideline	2011 Holdings	Shares Held In Excess of Guideline
Arnold A. Allemang	10,000	267,236	257,236
Jacqueline K. Barton	10,000	27,760	17,760
James A. Bell	10,000	17,320	7,320
Jeff M. Fettig	10,000	22,820	12,820
Barbara H. Franklin	10,000	25,941	15,941
John B. Hess	10,000	94,020	84,020
Paul Polman (a)	10,000	9,390	(610)
Dennis H. Reilley	10,000	20,170	10,170
James M. Ringler	10,000	29,650	19,650
Ruth G. Shaw	10,000	18,440	8,440
Paul G. Stern	10,000	35,410	25,410

(a)	Paul Polman was first elected to the Board of Directors on February 11, 2010 and has approximately two years remaining in which to achieve the ownership guideline.

Non-Employee Director Deferred Compensation Plan

Non-employee Directors may choose prior to the beginning of each year to have all or part of their fees credited to a deferred compensation account as participants in The Dow Chemical Company Voluntary Deferred Compensation Plan for Non-Employee Directors effective January 1, 2005.

At the election of the Director, fees are deferred into one of several hypothetical investment accounts that accrue investment returns according to the account selected. Investment choices include a fund with an interest rate equal to the sum of the 60-month rolling average of ten-year U.S. Treasury Note yield plus the current five-year Dow Chemical credit spread, a phantom Dow stock account tracking the market value of Dow Common Stock with market dividends paid and reinvested, as well as funds tracking the performance of several mutual funds. These funds are identical to funds offered as part of the Elective Deferral Plan for management level employees. Such deferred amounts will be paid in installments as elected by the Director at the time of deferral commencing in July following the Director’s termination of Board service, in the following July or in July of the calendar year following the Director’s 72nd birthday. If the Director elects to receive payment in July following his or her 72nd birthday and if he or she remains on the Board beyond his or her 72nd birthday, payments shall start in the July following termination of Board service.

Compensation of Non-Management Employee Directors

Employee Directors, who leave executive management, but remain as active employees and as Directors of the Company, are paid according to a fixed formula determined in advance by the Board of Directors pursuant to the Retirement Policy for Employee Directors (“RPED”). This fixed compensation for such Directors is designed to enhance effective Board service by

44	2012 DOW PROXY STATEMENT

providing independence from current management. As active employees, participants in the RPED are eligible for certain standard employee benefits, but are not eligible to participate in the Performance Award program, receive new LTI grants, or participate in the Employees’ Stock Purchase Plan. Employee Directors are not eligible for any non-employee Director compensation described above. There were no participants in the RPED in 2011.

In the event of a change-in-control, employee Directors participating in RPED will receive a lump sum payment in an amount equal to the net present value of the remaining benefit.

Business Travel Accident Insurance for Non-Employee Directors

Dow has a rider on its Business Travel Accident insurance policy covering each non-employee Director for $300,000, which will cover accidental death and dismemberment if the Director is traveling on Dow business.

Equity Compensation Plan Information

The table below shows the December  31, 2011 Equity Plan Information.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(1)	(2)		(3)
	# of securities to be issued upon exercise of outstanding options, warrants, rights	Weighted-average exercise price of outstanding options, warrants, rights ($)		# of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity Compensation Plans Approved by Security Holders	82,150,455	32.92	(a)	46,515,639	(b)
Equity Compensation Plans Not Approved by Security Holders (c)	72,850	32.61		—
Total	82,223,305			46,515,639

As of December 31, 2011

(a)	Calculation does not include outstanding Performance Shares that have no exercise price.

(b)	The 1988 Award and Option Plan provides that the number of shares available for grant in any calendar year is equal to 1.5% of the total shares of common stock outstanding on the first day of the year, plus 50% of the shares available for grant but not granted under the plan in each of the previous three years, plus up to 50% of the subsequent year’s allocation. As a result of this formula, 50% of the shares first allocated but not granted in a year cease to be available for grant in the following year, and the remaining 50% cease to be available for grant after an additional two years. Shares available for grant under other stockholder-approved plans are also included. Total includes 24,319,212 shares considered available under the 1988 Award and Option Plan pursuant to the formula described above, 20,727,660 shares available under the 2003-2013 Employees’ Stock Purchase Plan, 1,190,560 shares available under the 2003 Non-Employee Directors’ Stock Incentive Plan, and 278,207 shares available under the 1994 Executive Performance Plan. If the 2012 Incentive Plan is approved by Dow’s stockholders as proposed, no further awards will be made under the 1988 Award and Option Plan or the 2003 Non-Employee Directors’ Stock Incentive Plan. If the 2012 Employee Stock Purchase Plan is approved by Dow’s stockholders as proposed, no further shares will be issued under the 2003-2013 Employees’ Stock Purchase Plan other than up to 9,600,000 covered by the current outstanding offering for calendar year 2012.

(c)	Includes 19,250 and 53,600 outstanding stock options granted prior to 2005 under The Dow Chemical Company 1994 Non-Employee Directors’ Stock Plan (“1994 Plan”) and the 1998 Non-Employee Directors’ Stock Incentive Plan (“1998 Plan”), respectively. The 1994 Plan previously allowed the Company to grant up to 300,000 stock options, and the 1998 Plan previously allowed the Company to grant up to 600,000 stock options. Both plans limited eligibility to non-employee Directors, and both plans provided that stock options were granted pursuant to a formula and had ten-year terms. No further grants will be issued under either plan.

2012 DOW PROXY STATEMENT	45

BENEFICIAL OWNERSHIP OF COMPANY STOCK

The following table presents the beneficial ownership of Dow’s Common Stock as of February 17, 2012, except as noted, for (i) each Director of the Company, (ii) each executive officer of the Company listed in the Summary Compensation Table, (iii) all Directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of Dow’s Common Stock.

Name	Current Shares Beneficially Owned (a)		Rights to Acquire Beneficial Ownership of Shares (b)	Total	Percent of Shares Beneficially Owned
A. A. Allemang	267,236.4		127,500.0	394,736.4	*
J. K. Barton	27,760.0		20,300.0	48,060.0	*
J. A. Bell	17,320.0		10,950.0	28,270.0	*
J. M. Fettig	22,820.0		19,650.0	42,470.0	*
B. H. Franklin	26,260.7		23,300.0	49,560.7	*
J. E. Harlan	0.0		0.0	0.0	*
J. B. Hess	94,020.0		6,050.0	100,070.0	*
C. J. Kalil	137,703.1		697,219.0	834,922.1	*
A. N. Liveris	594,339.4		3,226,295.0	3,820,634.4	*
G. E. Merszei	169,078.1		1,261,727.0	1,430,805.1	*
P. Polman	9,390.0		0.0	9,390.0	*
D. H. Reilley	20,170.0		0.0	20,170.0	*
J. M. Ringler	29,873.7		23,300.0	53,173.7	*
R. G. Shaw	18,440.0		10,950.0	29,390.0	*
P. G. Stern	35,410.0		23,300.0	58,710.0	*
W. H. Weideman	94,451.4		308,380.0	402,831.4	*

Group Total	1,564,272.8		5,758,921.0	7,323,193.8	0.58%

All Directors and Executive Officers as a Group (27 persons)	2,794,909.9		10,984,792.0	13,779,701.9	1.13%

Certain Other Owners:
Capital World Investors	126,350,626.0	(c)	—	126,350,626.0	10.7%
Capital Research Global Investors	93,727,335.0	(d)		93,727,335.0	7.90%
Wellington Management Co LLP	62,183,576.0	(e)		62,183,576.0	5.26%
BlackRock, Inc.	60,495,251.0	(f)		60,495,251.0	5.12%

(a)	Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employees’ Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.

(b)	This column includes any shares that the person could acquire through 4/17/2012, by (1) exercise of an option granted by Dow; (2) Performance Shares granted by Dow to be delivered prior to 4/17/2012; or (3) payment of any balance due under a subscription in The Dow Chemical Company 2003-2013 Employees’ Stock Purchase Plan. To the extent that these shares have not been issued as of the record date, they cannot be voted at the Meeting.

(c)	Based on a Schedule 13G/A filed by Capital World Investors on February 10, 2012 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2011. Capital World Investors has sole voting power over 90,152,800 shares and sole dispositive power over 126,350,626 shares. Capital World Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.

(d)	Based on a Schedule 13G filed by Capital Research Global Investors on February 14, 2012 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2011. Capital Research Global Investors has sole voting power over 93,727,335 shares and sole dispositive power over 93,727,335 shares. Capital Research Global Investors’ address is 333 South Hope Street, Los Angeles, CA 90071.

46	2012 DOW PROXY STATEMENT

(e)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2012 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2011. Wellington Management Company, LLP has sole voting power over 37,287,694 shares and sole dispositive power over 62,183,576 shares. Wellington Management Company, LLP’s address is 280 Congress Street, Boston, MA 02210.

(f)	Based on a Schedule 13G filed by BlackRock, Inc. on February 9, 2012 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2011. BlackRock, Inc has sole voting power over 60,495,251 shares and sole dispositive power over 60,495,251 shares. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.

*	Less than 0.33% of the total shares of Dow Common Stock issued and outstanding.

2012 DOW PROXY STATEMENT	47

Agenda Item 2

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

RESOLVED, that the appointment of Deloitte & Touche LLP to audit the 2012 consolidated financial statements and related internal control over financial reporting of The Dow Chemical Company and its subsidiaries, made by the Audit Committee with the concurrence of the Board of Directors, is hereby ratified.

The Company Bylaws provide that the selection of the independent registered public accounting firm must be presented for stockholder ratification or rejection at the Annual Meeting. The Audit Committee has appointed, and the Board has concurred subject to your ratification, Deloitte & Touche LLP to audit and report on the consolidated financial statements and related internal control over financial reporting of Dow and its subsidiaries for 2012. Deloitte & Touche LLP served as Dow’s independent registered public accounting firm for 2011. Deloitte & Touche LLP has offices at or near most of the locations where Dow operates in the United States and other countries.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Deloitte & Touche LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Additional information may be found in the Audit Committee Report on page 62 and Audit Committee charter available on the Company’s corporate governance website at www.DowGovernance.com.

The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP. In October 2011, Deloitte & Touche LLP advised the Audit Committee that, like all other major accounting firms, it has been named as a defendant in a number of civil lawsuits, most of which are premised on allegations that financial statements issued by clients and reported on by the firm were incorrect. Deloitte & Touche LLP has further advised the Audit Committee that based on the firm’s historical experience and understanding of the circumstances giving rise to such lawsuits, the firm does not believe that they will have a significant impact on the firm’s ability to serve as the independent registered public accounting firm for the Company. The Audit Committee has concluded that the ability of Deloitte & Touche LLP to perform services for the Company is not adversely affected by such litigation.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting and may make a statement if they wish. They will be available to answer stockholder questions at the Meeting.

Approval of this proposal to ratify the appointment of Deloitte & Touche LLP requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included. Abstentions and broker non-votes are not included. In the event that the selection of Deloitte & Touche LLP is not ratified by stockholders, the Audit Committee will take that into account in connection with any future decisions as to the selection of a firm to serve as the Company’s auditors, although by law the Audit Committee has final authority over the determination of whether to retain Deloitte & Touche LLP or another firm at any time.

The Board of Directors unanimously recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Dow and its subsidiaries for 2012.

48	2012 DOW PROXY STATEMENT

AGENDA ITEM 2 (continued)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the years ended December 31, 2011 and 2010, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Audit and audit-related fees aggregated $27,055,000 and $33,160,000 for the years ended December 31, 2011 and 2010, respectively. Total fees for the independent registered public accounting firm were:

Type of Fees	2011	2010
	$ in thousands
Audit Fees (a)	24,917	25,636
Audit-Related Fees (b)	2,138	7,524
Tax Fees (c)	6,695	8,981
All Other Fees	0	0
TOTAL	$33,750	$42,141

(a)	The aggregate fees billed for the integrated audit of the Company’s annual financial statements and internal control over financial reporting, the reviews of the financial statements in quarterly reports on Form 10-Q, comfort letters, consents, statutory audits, and other regulatory filings.

(b)	The aggregate fees billed primarily for audits of employee benefit plans’ financial statements, due diligence procedures for acquired businesses, audits and reviews of divested businesses, and agreed-upon procedures engagements.

(c)	The aggregate fees billed for preparation of expatriate employees’ tax returns and related compliance services – $5,806,000 in 2011 and $7,492,000 in 2010; international tax compliance – $625,000 in 2011 and $1,164,000 in 2010; and corporate tax consulting – $264,000 in 2011 and $325,000 in 2010.

2012 DOW PROXY STATEMENT	49

Agenda Item 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Leadership Development Committee (the “Committee”) has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate, reward, and retain the most talented executives who can drive business performance and objectives;

•

pay for performance by emphasizing variable, at-risk incentive award opportunities which are payable only if specified financial and personal goals are achieved and/or the Company’s stock price appreciates; and

•	align pay and financial interests of our executives with stockholder value creation.

We believe that our executive compensation programs are structured in the best manner possible to support our Company and our business objectives, as well as to support our long-term strategic and financial goals. During the past several years, the Company’s executive management team successfully navigated the Company through the dramatic financial downturn that occurred in 2008-2009, delivered outstanding results in 2010, and continued to navigate through challenging conditions to again provide outstanding results in 2011.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives and provides detailed information on the compensation and strategic accomplishments of our named executive officers. The Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

Beginning in 2011, a “say on pay” advisory vote to approve executive compensation has been required for all U.S. public companies under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a policy providing for an annual “say on pay” advisory vote. Therefore, in accordance with the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of The Dow Chemical Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Stockholders.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review and carefully consider the voting results when evaluating our executive compensation program.

Unless the Board of Directors modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Company’s 2013 Annual Meeting of Stockholders.

The Board of Directors unanimously recommends a vote FOR the approval of the Advisory Resolution to Approve Executive Compensation.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

50	2012 DOW PROXY STATEMENT

Agenda Item 4

APPROVAL OF THE 2012 STOCK INCENTIVE PLAN

RESOLVED, that The Dow Chemical Company 2012 Stock Incentive Plan is hereby approved.

Overview

On February 9, 2012, the Board of Directors unanimously approved and adopted The Dow Chemical Company 2012 Stock Incentive Plan (the “2012 Incentive Plan”), subject to the approval of our stockholders. The 2012 Incentive Plan affords the Board the ability to design compensatory awards that are responsive to the Company’s needs and long-term success by encouraging stock ownership among the Company’s officers, employees, non-employee directors and otherwise linking the compensation of such persons to share price performance or the achievement of specified corporate objectives. These awards include those intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), however, there can be no guarantee that awards granted under the 2012 Incentive Plan will be treated as qualified performance-based compensation under Section 162(m). In general, in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” In order for awards to be eligible to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by Dow’s stockholders every five years. The material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below, and approval of the 2012 Incentive Plan will constitute approval of the material terms of the performance goals.

Dow has historically granted equity awards under various plans, including most recently the 1988 Award and Option Plan (last amended by stockholders on May 9, 2002) and the 2003 Non-Employee Directors’ Stock Incentive Plan (together, the “Prior Plans”). If the 2012 Incentive Plan is approved by Dow’s stockholders as proposed, no further awards will be made under the Prior Plans.

Additional Background on Equity Compensation at Dow

The following additional information is provided in connection with this agenda item:

Dilution. As of February 29, 2012, dilution was 6.4%. Dilution was calculated as the Total Overhang of 87,609,422 (see chart on page 51) divided by 1,376,976,847 (consisting of the sum of (a) Total Overhang, plus (b) total common shares outstanding as of February 29, 2012 of 1,192,563,425, plus (c) 96,804,000 common shares representing the total number of shares of common stock that may be issued upon conversion of the 4,000,000 outstanding shares of the Company’s Series A Cumulative Convertible Perpetual Preferred Stock at the conversion rate of 24.2010 shares of common stock for each share of preferred Series A as more particularly set forth in Note W- Stockholders’ Equity in the Company’s 2011 Annual Report on Form 10-K.) If the shares requested under the 2012 Incentive Plan (44,500,000) are added to the numerator and denominator of this calculation, dilution is projected to be 9.3%.

Burn Rate. Dow manages the long-term dilution by limiting the number of equity awards granted annually, commonly referred to as “burn rate”. Burn rate differs from dilution as it does not account for equity awards that have been cancelled. As shown in the following table, Dow’s three-year average annual burn rate calculated using Institutional Shareholder Services (“ISS”) methodology is 2.04%, which is below the ISS burn rate threshold of 3.08% applied to our industry.

2012 DOW PROXY STATEMENT	51

AGENDA ITEM 4 (continued)

Year	Options Granted	Time- Based RSUs (Deferred Stock) Granted	Performance- Based RSUs (Performance Deferred Stock) Earned(a)	Total(b)	Weighted Average Number of Common Shares Outstanding	Burn Rate = Total Granted /Common Shares Outstanding
2011	10,606,690	3,380,785	2,209,772	21,787,804	1,148,791,759	1.90%
2010	8.488,400	4,630,150	1,044,407	19,837,514	1,125,900,000	1.76%
2009	11,415,515	6,154,780	927,374	25,579,823	1,043,200,000	2.45%
Three-Year Average						2.04%

(a)	The amount in this column includes performance based RSUs that were earned (i.e., the performance conditions were satisfied and shares subject to the award vested) during the applicable fiscal year.

(b)	Total calculation is based on the ISS methodology of weighting incentive stock awards and RSUs more heavily than options, using a 2:1 ratio.

Updated Information on Outstanding Awards. Information as of February 29, 2012, regarding awards outstanding under current equity compensation plans is summarized in the following table (as noted above, if the 2012 Incentive Plan is approved by Dow’s stockholders as proposed, no further awards will be made under the Prior Plans):

Award	# Outstanding	Weighted Average Exercise Price	Weighted Average Term
Options	72,561,588	$35.30	6.28
Full Value Awards	15,047,834	Not applicable	Not applicable
Total Overhang	87,609,422

The following summary of the 2012 Incentive Plan is qualified in its entirety by reference to the complete text of the 2012 Incentive Plan as set forth in Appendix A to this Proxy Statement. You should read the complete text of the 2012 Incentive Plan for more details regarding the operation of the 2012 Incentive Plan.

Summary of the 2012 Incentive Plan

The Board and the Compensation and Leadership Development Committee (the “Committee”) recommend that the stockholders approve the 2012 Incentive Plan. If the holders of a majority of the shares of common stock which are represented and actually voted at the annual meeting vote FOR the 2012 Incentive Plan, it will immediately become effective. Upon the effectiveness of the 2012 Incentive Plan, no further grants will be made under the Prior Plans. If Dow’s stockholders do not approve the 2012 Incentive Plan, the 2012 Incentive Plan will not become effective, and the Prior Plans, as they presently exist, will continue in effect. The results of the vote will not affect any awards outstanding under the Prior Plans at the time of the annual meeting.

The 2012 Incentive Plan will be effective upon stockholder approval at the annual meeting. No new awards may be granted under the 2012 Incentive Plan after the tenth anniversary of the date that the stockholders approve the 2012 Incentive Plan. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the 2012 Incentive Plan at any time with respect to all awards that have not been granted.

Key Features of the 2012 Incentive Plan

•

Limitation on shares requested. The maximum number of shares as to which stock options and stock awards may be granted under the Plan is 44,500,000 shares, plus any shares that are subject to outstanding awards under the Prior Plans as of the date the Plan is approved by stockholders that are subsequently canceled, expired, forfeited or otherwise not issued under the Prior Plans or settled in cash.

•	Limitation on term of stock option grants. The term of each stock option will not exceed ten years.

•

Limitation on share counting. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the 2012 Incentive Plan.

•

No repricing or grant of discounted stock options. The 2012 Incentive Plan prohibits the repricing of options or stock appreciation rights either by amending an existing award agreement or by substituting a new award at a lower price. The 2012 Incentive Plan prohibits the granting of stock options or stock appreciation rights with an exercise price less than the fair market value of Dow stock on the date of grant.

52	2012 DOW PROXY STATEMENT

AGENDA ITEM 4 (continued)

•	No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the 2012 Incentive Plan can be increased automatically without stockholder approval.

Description of the 2012 Incentive Plan

Eligibility. The officers, executives, and other employees of Dow or its subsidiaries and Dow’s non-employee directors will be eligible to participate in the 2012 Incentive Plan.

Administration. The 2012 Incentive Plan is to be administered by the Committee. The Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (1) a committee of one or more directors of Dow any of the authority of the Committee under the 2012 Incentive Plan or (2) one or more officers, the right to grant awards in accordance with the terms of the 2012 Incentive Plan. The Committee is authorized to interpret the 2012 Incentive Plan and related agreements and documents and to take various other actions with respect thereto.

Shares Available Under the 2012 Incentive Plan

Subject to adjustment as provided for in the 2012 Incentive Plan, the number of shares of Dow common stock subject to grants under the 2012 Incentive Plan will not exceed in the aggregate:

•	44,500,000 shares, plus

•

any shares that were subject to outstanding awards under the Prior Plans as of the date the Plan is approved by stockholders that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plans award or settled in cash (such shares to be added to the number of shares issuable under the 2012 Incentive Plan as one share of stock if such shares were subject to options or stock appreciation rights (“SARs”) under the Prior Plans and as 2.1 shares of stock if such shares were subject to awards other than options or SARs under the Prior Plans).

These shares may be authorized and unissued shares or shares that were reacquired by the Company, including shares purchased in the open market, or a combination of the foregoing. After the effective date of the 2012 Incentive Plan, no awards may be granted under the Prior Plans.

Share Counting

Under the 2012 Incentive Plan, each share of Dow common stock that is subject to a stock option or SAR counts against the aggregate 2012 Incentive Plan limit as one share, and each share of Dow common stock that is subject to an award other than a stock option or SAR under the 2012 Incentive Plan counts against the aggregate 2012 Incentive Plan limit as 2.1 shares. However, for each share that is forfeited, expires or is settled for cash (in whole or in part) under the 2012 Incentive Plan, or after the effective date under the Prior Plans, one share will be added back to the aggregate 2012 Incentive Plan limit for such share subject to a stock option or SAR, and 2.1 shares will be added back to the aggregate 2012 Incentive Plan limit for such share subject to an award other than a stock option or SAR. The following shares of Dow common stock will not increase the number of shares available for grant under the 2012 Incentive Plan:

•

any shares of Dow common stock tendered by a participant or withheld by Dow in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under either the 2012 Incentive Plan or the Prior Plans;

•	Dow common stock subject to a SAR granted under either the 2012 Incentive Plan or the Prior Plans that is not issued when the SAR is exercised and settled in Dow common stock; and

•	Dow common stock reacquired by Dow on the open market or otherwise using cash proceeds from the exercise of stock options granted either under the 2012 Incentive Plan or the Prior Plans.

Shares of Dow common stock issued as substitution awards in connection with Dow’s merger with or acquisition of a company will not decrease the number of shares available for grant under the 2012 Incentive Plan, but shares of Dow common stock subject to substitution awards will not be available for further awards under the 2012 Incentive Plan if the substitution awards are forfeited, expire or settled in cash. Dow may use shares under a pre-existing, stockholder-approved plan of a company acquired by Dow for awards under the 2012 Incentive Plan, which shares will not decrease the number of shares available for grant under the 2012 Incentive Plan, but such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of Dow or any subsidiary prior to such acquisition.

Award Limitations

Subject to certain adjustments as provided for in the 2012 Incentive Plan:

•	No participant may be granted stock options, restricted stock, RSUs, performance shares or other share-based awards for more than 3,000,000 shares of Dow common

2012 DOW PROXY STATEMENT	53

AGENDA ITEM 4 (continued)

stock during any 12-month period if the award is intended to be “performance-based compensation” under Section 162(m) of the Code.

•

The maximum dollar value that may be earned by any participant for any 12-month performance period (as established by the Committee) with respect to performance awards which are denominated in cash and intended to be “performance-based compensation” under Section 162(m) of the Code is $15,000,000.

Section 162(m) of the Code

The 2012 Incentive Plan is designed to allow Dow to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Committee believe that it is in Dow’s interests and the interests of Dow’s stockholders to maintain an equity and long-term cash compensation plan under which compensation awards made to Dow’s named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the 2012 Incentive Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code although Dow cannot guarantee that awards under the 2012 Incentive Plan will actually qualify as performance-based compensation under Section 162(m). In order for awards to satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code, the 2012 Incentive Plan specifies performance measures and other material terms that must be approved by Dow’s stockholders. Approval of the 2012 Incentive Plan by the required vote of Dow’s stockholders described above is intended to constitute such approval.

Repricing Prohibited

Except in connection with an adjustment involving a corporate transaction or event as provided for in the 2012 Incentive Plan, the Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of Dow’s stockholders.

Types of Awards Authorized Under the 2012 Incentive Plan

Stock Options and Stock Appreciation Rights. The Committee may award stock options in the form of nonqualified stock options or incentive stock options, or stock appreciation rights, each with a maximum term of ten years. The Committee will establish the vesting schedule for stock options and the method of payment for the exercise price, which may include cash, shares, or other awards. Shareowner approval of the class of eligible participants under the 2012 Incentive Plan and the limits on the number of options and stock appreciation rights granted to any one participant under the 2012 Incentive Plan also is intended to satisfy the shareowner approval conditions for such awards to qualify as deductible under Section 162(m) of the Tax Code, as described below.

Restricted Stock and Stock Units. The Committee may award restricted stock and stock units and establish the applicable restrictions, including any limitation on voting rights or the receipt of dividends. The Committee may decide to include dividends or dividend equivalents as part of an award of restricted stock or stock units and may accrue dividends, with or without interest, until the award is paid. The Committee will establish the manner and timing under which restrictions may lapse. In no event will dividends or dividend equivalents be paid during the performance period with respect to awards that are subject to performance-based vesting criteria.

Incentive Bonuses. The Committee may establish performance criteria and level of achievement versus these criteria that shall determine the amount payable under an incentive bonus. Payment of the amount due under an incentive bonus may be denominated in cash or shares as determined by the Committee. Performance criteria mean any measures, as determined by the Committee, which may be used to measure the level of performance of the Company or participant during a performance period.

Qualifying Performance Criteria

The Committee may specify that an award or a portion of an award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code provided that the performance criteria for an award or portion of an award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more qualifying performance criteria selected by the Committee and specified at the time the award is granted. The performance criteria for any award that is intended to satisfy the requirements for “performance-based

54	2012 DOW PROXY STATEMENT

AGENDA ITEM 4 (continued)

compensation” under Section 162(m) of the Code will be any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Dow as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings, (iii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total shareholder return, (viii) improvements on capital structure, (ix) working capital, (x) return on capital (including return on total capital or return on invested capital), (xi) return on assets or net assets, (xii) market capitalization, (xiii) economic value added, (xiv) sales growth, (xv) productivity improvement, (xvi) debt leverage (debt to capital), (xvii) revenue, (xviii) income or net income, (xix) operating income, (xx) operating profit or net operating profit, (xxi) maintenance or improvement of operating margin or profit margin, (xxii) return on operating revenue, (xxiii) cash from operations, (xxiv) operating ratio, (xxv) operating revenue, (xxvi) market share, (xxvii) product development or release schedules, (xxviii) new product innovation, (xxix) economic profit, (xxx) profitability of an identifiable business unit or product, (xxxi) product cost reduction through advanced technology, (xxxii) brand recognition/acceptance, (xxxiii) product ship targets, (xxxiv) cost reductions, (xxxv) customer service, (xxxvi) customer satisfaction or (xxxvii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in Dow’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this 2012 Incentive Plan or any other compensation arrangement maintained by Dow.

Limitations on Transfer. Awards are not transferable other than by will or the laws of descent and distribution unless determined otherwise by the Committee. Awards may not be pledged or otherwise encumbered.

Amendments. The Board may alter, amend, suspend or terminate the 2012 Incentive Plan from time to time subject to approval by the Company’s stockholders if required by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which shares of Dow common stock are traded. The Committee may waive conditions or amend the term of awards, or otherwise amend or suspend awards already granted subject to certain conditions.

Adjustments. In the event of certain corporate transaction or events affecting the number or type of outstanding common shares of the Company, including, for example, a dividend or other distribution (whether in cash or stock), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or issuance of warrants, the Committee will make adjustments as it deems appropriate. These adjustments include changing the number and type of shares to be issued under the 2012 Incentive Plan and outstanding awards; changing the per-participant limitations on awards and the grant, purchase or exercise price of outstanding awards; and changing the restriction on the total amount of restricted stock, restricted stock units, performance awards or other stock-based award that may be granted. The Committee may also make adjustments in the terms of awards in connection with certain acquisitions, and make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the company or its financial statements or of changes in applicable laws, regulations, or accounting principles.

Federal Income Tax Consequences. The grant of an option or stock appreciation right will create no tax consequences for the participant or the company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an incentive

2012 DOW PROXY STATEMENT	55

AGENDA ITEM 4 (continued)

stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss. Other awards under the 2012 Incentive Plan, including non-qualified options and stock appreciation rights, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The 2012 Incentive Plan is designed to permit the grant of options and stock appreciation rights, and certain awards of restricted stock units and contingent long-term performance awards that are intended to qualify as performance-based compensation not subject to

Section 162(m)’s $1 million deductibility cap. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, sometimes with retroactive effective. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the 2012 Incentive Plan will be fully deductible under all circumstances.

This general tax discussion is intended for the information of shareowners considering how to vote with respect to this proposal and not as tax guidance to participants in the 2012 Incentive Plan. Different tax rules may apply to specific participants and transactions under the 2012 Incentive Plan, particularly in jurisdictions outside the United States.

New Plan Benefits. The benefits that will be awarded or paid under the 2012 Incentive Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them.

The Board of Directors unanimously recommends a vote FOR the proposal to approve the 2012 Stock Incentive Plan.

Vote Required

Approval of the plan requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

56	2012 DOW PROXY STATEMENT

Agenda Item 5

APPROVAL OF THE 2012 EMPLOYEE STOCK PURCHASE PLAN

RESOLVED, that The Dow Chemical Company 2012 Employee Stock Purchase Plan is hereby approved.

Purpose of the Plan

The 2012 Employee Stock Purchase Plan (the “Plan”) is a broad-based plan that provides employees of the Company and majority-owned subsidiaries in all global locations with an opportunity to purchase shares of Dow common stock through accumulated payroll deductions or direct payments. By voting for adoption of this Plan, you will enable employees to more easily increase their equity ownership of the Company, and to thereby more closely align their economic interests with those of the other stockholders of the Company.

The Company has offered employees a series of annual stock purchase plans on terms very similar to this Plan for several decades. A stock purchase plan was first offered to Company employees in 1948. Stockholder approval will enable continuation of the program. The Plan supersedes the Company’s 2003-2013 Employees’ Stock Purchase Plan (“Prior Plan”) and no additional offerings shall commence under the Prior Plan after this Plan becomes effective; provided that the 2012 offering that remains open at the time this Plan becomes effective shall remain open and be completed in accordance with the terms of the Prior Plan. There are approximately 9,600,000 shares eligible for delivery under the 2012 offering under the Prior Plan. The full text of the Plan is annexed to this Proxy Statement as Appendix B, and the following summary is qualified in its entirety by reference to Appendix B.

Eligible Employees

With certain limited exceptions described in Appendix B, eligible employees include on a global basis all full-time employees of the Company and of any legal entity in which the Company has, directly or indirectly, 50% or more of the voting power. Part-time and less-than-full-time employees are also eligible to participate if their work schedule is 50% or more of the standard hours defined as full-time for their work location. If the Plan is approved, approximately 47,000 employees will be eligible for participation.

Stock Price Determination

The price at which employees may purchase stock during each stock offering shall be the lesser of (a) 85% (or such greater percentage as determined by the plan administrator) of the average fair market value of the common stock over an identified period, or (b) the actual market price of the stock (the closing market price of stock as reported on consolidated transaction reporting system for the New York Stock Exchange) on the final payment date of each stock offering, for those employees with an outstanding subscription.

No Repricing of Options

Other than the terms described above allowing an alternative price for those participants who have outstanding subscriptions at the end of a stock offering, there is no ability to change the price.

Available Shares and Award Limits

The maximum number of shares of the Company’s common stock (par value $2.50) that can be issued over the ten-year duration of the Plan is 35,000,000 shares. This number is subject to appropriate adjustment in the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company.

For each offering, each eligible employee may purchase up to the number of shares of Dow common stock equal in value of up to ten percent of base salary, based upon the offering price of the stock during enrollment, with a minimum purchase of five shares.

Additional Plan Components

The Committee shall have the power to amend or terminate the Plan, without further action of the stockholders, but no such amendment may make any “material revision” to the Plan, as that term may be defined in the Listing Standards of the New York Stock Exchange or in other applicable laws and regulations.

The Plan is administered by the Compensation and Leadership Development Committee (the “Committee”) and certain of the Company’s officers as designated by the Committee. There is no requirement that an offering must be made annually. The Board of Directors, upon the recommendation of the Committee and in its best judgment, may determine not to make one or more offerings during the term of the Plan. The Plan does not provide for additional or enhanced benefits in connection with a change-in-control of the Company.

2012 DOW PROXY STATEMENT	57

AGENDA ITEM 5 (continued)

Employees may pay for their stock by payroll deduction or by making a lump-sum payment. For each stock offering, they may cancel their entire participation, or reduce the number of shares to be purchased, at any time before making their final payment, but they must purchase at least five shares if they elect to make a purchase. They may not increase the number of shares to be purchased. Shares purchased must be paid for in cash.

Transferability

Neither payroll deductions credited to an employee’s accounts nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participating employees.

Income Tax Status

The Plan is not qualified under any section of the U.S. Internal Revenue Code. Tax counsel has advised the Company that, for U.S. federal income tax purposes, employees who are citizens or residents of the United

States will realize taxable income to the extent the market value of Dow common stock exceeds the purchase price at the time they exercise their option to purchase the stock, and such income will be treated as “supplemental wages” from which U.S. federal income taxes must be withheld.

New Plan Benefits

The number of shares (if any) that will be purchased during each stock offering of the Plan depends upon individual elections and the Dow stock price at the time. It cannot be determined in advance.

Vote Required

Approval of the Plan requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” or “against” are included, while abstentions and broker non-votes are not included.

The Board of Directors unanimously recommends that you vote FOR the proposal to approve the 2012 Employee Stock Purchase Plan.

58	2012 DOW PROXY STATEMENT

Agenda Item 6

STOCKHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

6 – Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law). This includes written consent regarding issues that our board is not in favor of.

This proposal topic won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

For some reason our company pushed the notion in 2011 that contacting all shareholders regarding written consent is somehow important for “stockholder democracy.” But it’s insanely expensive. Requiring all shareholders to be contacted basically deters all but the most aggressive and well-heeled from using written consent by or majority of shares – and the default Delaware process already contains a procedure for giving notice of an action to shareholders who did not give written consent to the action.

Plus when our company said that 25% of Dow shareholders can call a special meeting (when other companies provide for 10% of shareholders to call a special meeting), it failed to disclose that our “Board of Directors, in its discretion, may cancel the special meeting.”

In spite of our company trying to create the impression that it was looking out for shareholders, our company spent extra money to tilt the vote against this widely-supported shareholder proposal topic in 2011.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

Our executive pay committee had two CEO members when an executive pay committee should not have any CEOs. Dennis Reilley was also on our executive pay committee and was designated as a “Flagged (Problem) Director” by The Corporate Library because of his responsibilities on the Entergy Corporation board leading up to its bankruptcy.

Our Lead Director, Paul Stern, age 72, had 19-years director tenure (independence concern) and was on two of our most important board committees. James Ringler, on our Audit Committee, received our highest negatives votes and was over-committed with seats on the boards of 6 companies.

Please encourage our board to respond positively to this proposal to support improved corporate governance and financial performance: Shareholder Action by Written Consent – Yes on 6.

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that adoption of this proposal regarding stockholder action by written consent is unnecessary in light of the ability of stockholders to call special meetings and that adoption of the proposal would NOT be in the best interests of all stockholders.

Authorizing action by written consent would make it possible for a stockholder or a small group of stockholders who do not owe fiduciary responsibilities to other stockholders to accumulate a short-term voting position (which may include borrowed shares) and use the consent procedure to take action without a meeting, without prior notice to the other stockholders or the Company, and without giving all stockholders an opportunity to participate and consider arguments for and against any action. Long-term stockholders, in particular, may be disenfranchised through action taken by written consent.

2012 DOW PROXY STATEMENT	59

AGENDA ITEM 6 (continued)

In 2011 the Company presented, and the stockholders adopted, a provision authorizing stockholders owning 25% of the outstanding shares to call a special meeting of stockholders. In light of this right, the Board of Directors believes that there is no ready justification for stockholders to act by written consent unless the stockholders seeking such action are unwilling or unable to hold company shares until the date of a stockholders’ meeting, or wish to take action without providing all stockholders the ability to consider and vote upon the matter.

While the proponent of this proposal asserts that after-the-fact notice under Delaware law is adequate for stockholders who were not given the opportunity to vote when an action is taken by written consent, the Board believes that such actions are contrary to the principles of stockholder democracy. The Board believes that important issues should be raised at a meeting of stockholders where all stockholders have received advance notice of the proposed business and at which all stockholders have the ability to vote. These safeguards are provided for annual and special meetings of stockholders called pursuant to the Company’s Bylaws. The Board believes that these safeguards around the ability to act at a special or annual meeting promote and protect stockholders’ interests.

In his supporting statement, the proponent also misleadingly asserts that stockholders’ right to call a special meeting right is subject to the condition that the “Board of Directors, in its discretion, may cancel the special meeting”. However, the proponent has misconstrued this phrase and pulled it out of context from Section 2.2(b) of the Company’s Bylaws which actually provides that this right of cancellation exists only when “there are no longer valid requests from stockholders holding in the aggregate at least the requisite number of shares entitling the stockholders to request the calling of a special meeting, whether because of revoked requests or otherwise.”

The Board believes that this proposal also should be evaluated in the context of the Company’s overall corporate governance. The Company has consistently implemented and followed best practices in corporate governance including: annual election of all directors (a “declassified” board), adoption of majority voting for election of directors, elimination of super-majority provisions in its governing documents, and providing stockholders the right to call special meetings, as described above.

For these reasons Dow believes this proposal is unnecessary and could have adverse consequences for stockholders. Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

60	2012 DOW PROXY STATEMENT

Agenda Item 7

STOCKHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN

A stockholder has stated that its representative intends to present the following proposal at the Annual Meeting. The Company will promptly provide the name and address of the stockholder and the number of shares owned upon request directed to the Corporate Secretary. Dow is not responsible for the contents of the proposal. If properly presented at the Annual Meeting, your Board unanimously recommends a vote AGAINST the following proposal.

Stockholder Resolution

7 – Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at four major U.S. companies in 2011. James McRitchie and William Steiner have sponsored proposals on this topic which received significant votes.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, rated our company “Very High Concern” in executive pay – $21 million for our CEO Andrew Liveris. Plus Mr. Liveris was also potentially entitled to $20 million if there is a change in control.

Executive long-term incentive pay consisted of performance shares and time-based equity pay in the form of deferred stock and market-priced stock options. Equity pay given for long-term incentives should include performance-vesting features. Moreover, the performance shares covered a three-year period and more than 50% of the pay was given even if our company underperformed half of industry peers in terms of relative Total Shareholder Return.

In addition, our CEO had $3.6 million of pension increases and non-qualified deferred pay plus $297,000 of “all other compensation,” including $134,000 for his personal use of company aircraft and $53,000 for his financial planning. Because such pay was not directly tied to his performance, it is difficult to justify in terms of shareholder benefit. Executive pay polices such as these are not aligned with shareholder interests.

An independent Chairman policy can improve investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman – yes on 7.

Company’s Statement and Recommendation

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The proposal would mandate a rigid, one-size-fits-all Board leadership structure that unnecessarily limits the flexibility of the Board to manage its operations in a manner that best serves the interests of stockholders and the Company. The leadership structure of the Company has varied over time and has included separation of Chairman and CEO roles, combination of the roles, election of a presiding or lead director, and other transition arrangements related to succession planning or other Company events. This flexibility has been critical to establishing the most appropriate structure for the Company at any given time. The Company’s existing governance practices allow the Board to make changes in the Company’s leadership structure if and when the Board believes that such actions are in the best interest of the Company and its stockholders.

Currently and as described under “Board Leadership Structure,” the Board believes that combining its CEO with the Chairman of the Board position and electing a Lead Director with clearly defined and expansive responsibilities, is the most appropriate structure for the Company and is in the best interests of stockholders. The Board believes that the existing structure has benefited the Company during the recent turbulent business environment, by enabling a single person to represent the Company when addressing customers and government officials around the world.

2012 DOW PROXY STATEMENT	61

AGENDA ITEM 7 (continued)

Furthermore, the Board believes the Company’s corporate governance structure, with its strong emphasis on Board independence, makes an independent chairman requirement unnecessary. Specifically, eight of the ten Director nominees are independent under the rules of the New York Stock Exchange and the Company’s Director Independence Standards, and each of the Audit, Compensation and Leadership Development, and Governance Committees is comprised solely of independent Directors. In addition, the Board and its committees meet in executive session on a regular basis without the presence of management, and all Board members have complete access to management and outside advisors.

Moreover, as a way to further enhance the authority and independence of the Board, the Board created the position of Presiding or Lead Director in 2003. The Lead Director position must be filled by an independent Director who has served on the Board for at least one full year. As described under “Board Leadership Structure,” and the Company’s Corporate Governance Guidelines available at www.DowGovernance.com, the Lead Director has clearly defined responsibilities, including:

•	Authority to call meetings of the independent Directors

•	Work with the Chairman to call Board meetings and set the agendas

•	Determine the appropriate materials to be provided to the Board

•	Set and approve the Board schedule and agenda to assure sufficient time for discussion of all agenda items

•	Lead executive sessions of the Board and other meetings at which the Chairman is not present

•	Serve as a liaison between the Chairman and the independent Directors

•	Facilitate communication between the Board and management

•	Serve as focal point for stockholder communications and requests for consultation addressed to independent Directors

The Board’s effective committee structure and full Board operations, including the role of the independent Lead Director, allow the non-management Directors to carry out their fiduciary responsibilities to provide proper oversight of management.

With respect to the proponent’s assertion that the Company’s executive compensation practices are relevant to consideration of this proposal, it is important to note that performance shares are granted to the Company’s executives and those awards do include three-year performance vesting features, where the number of shares earned is based on equal weightings of the Company’s three-year Total Stockholder Return (TSR) and Return on Capital (ROC). The Board believes that the high stockholder vote in 2011 granting advisory approval of the Company’s executive compensation demonstrates that stockholders support the Board’s management of the Company’s executive compensation programs.

The Board also believes that the Company and its stockholders are best served by retaining the flexibility to select, on a case-by-case basis, the leadership structure best able to meet the Company’s needs based on the circumstances existing at the time. As a result, the Board does not believe that a policy mandating an independent Chairman is necessary to achieve effective independent oversight.

For these reasons Dow believes this proposal is unnecessary and could have adverse consequences for stockholders.

Accordingly, your Board unanimously recommends a vote AGAINST this proposal.

Vote Required

Approval of the resolution requires a majority of votes actually cast on the matter. For purposes of determining the number of votes cast on the matter, only those cast “for” and “against” are included, while abstentions and broker non-votes are not included.

62	2012 DOW PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Board of Directors is comprised entirely of independent Directors who meet the independence, experience and other qualification requirements of the New York Stock Exchange (“NYSE”) and the Company that are available on the Company’s corporate governance website at www.DowGovernance.com. The Committee operates pursuant to a charter that is also available at www.DowGovernance.com.

The Board has determined that all of the Committee members are financially literate and are audit committee financial experts as defined by the applicable standards.

The Committee had 11 meetings during 2011, five of which were regularly scheduled meetings that included separate executive sessions of the Committee with the lead client service partner of the independent registered public accounting firm, the internal auditor, the general counsel, management and among the Committee members themselves. Four of the meetings were conference calls related to the Company’s earnings announcements and periodic filings. Two of the meetings were special meetings called as needed to review other Committee matters. Numerous other informal meetings and communications among the Chair, various Committee members, the independent registered public accounting firm, the internal auditor and/or members of the Company’s management also occurred.

On behalf of the Board of Directors, the Committee oversees the Company’s financial reporting process and its internal control over financial reporting, areas for which management has the primary responsibility. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting.

In this context, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and the quarterly unaudited financial statements, matters relating to the Company’s internal control over financial reporting and the processes that support certifications of the financial statements by the Company’s Chief Executive Officer and Chief Financial Officer.

Among other items, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing Deloitte & Touche LLP‘s internal quality control procedures and other matters as required by the NYSE listing standards.

Further, the Committee pre-approves and reviews audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm to the Company and the related fees for such services. The Committee has pre-approved all services provided and fees charged by the independent registered public accounting firm to the Company, and has concluded that such services are compatible with the auditors’ independence. The Committee’s charter allows delegation of the authority to pre-approve audit, audit-related and permitted non-audit services by the independent registered public accounting firm to a subcommittee consisting of one or more Committee members, provided that such subcommittee decisions be presented to the full Committee at its next scheduled meeting.

Relying on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assertion on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the U.S. Securities and Exchange Commission. The Committee has also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company and its subsidiaries for 2012. The Board of Directors has concurred on that selection and has presented the matter to the stockholders of the Company for ratification.

Audit Committee

James A. Bell, Chair
Jeff M. Fettig
Barbara H. Franklin
James M. Ringler
Paul G. Stern

2012 DOW PROXY STATEMENT	63

OTHER GOVERNANCE MATTERS

Future Stockholder Proposals

If you satisfy the requirements of the U.S. Securities and Exchange Commission (the “SEC”) and wish to submit a proposal to be considered for inclusion in the Company’s proxy material for the 2013 Annual Meeting, please send it to the Corporate Secretary.* Under SEC Rule 14a-8, these proposals must be received no later than the close of business on November 30, 2012.

Future Annual Meeting Business

Under the Company’s Bylaws, if you wish to raise items of proper business at an annual meeting, other than stockholder proposals presented under Rule 14a-8 for inclusion in the Company’s proxy materials, you must give advance written notification to the Corporate Secretary.* For the 2013 Annual Meeting, written notice must be given between the close of business on November 30, 2012, and the close of business on January 29, 2013. However, different deadlines apply if the annual meeting is called for a date that is not within 30 days before or after the anniversary of the prior year’s annual meeting. Such notices must comply with the procedural and content requirements of the Bylaws. A copy of the Bylaws may be found on the Company’s website at www.DowGovernance.com. Alternatively one will be sent without charge to any stockholder who sends a written request to the Corporate Secretary.*

Multiple Stockholders with the Same Address

In accordance with a notice sent previously to stockholders with the same surname who share a single address, only one Proxy Statement and accompanying Annual Meeting materials will be sent to an address unless contrary instructions were received from any stockholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the practice. If you are a registered stockholder, you may revoke your consent at any time by sending your name and your investor identification number to Dow’s stock transfer agent, Computershare Shareowner Services LLC, P.O. Box 358015, Pittsburgh, PA 15242-8015. You may also call Computershare Shareowner Services LLC toll-free at 800-369-5606 in the United States and Canada to revoke your consent. If you hold your stock in street name, you may revoke your consent to householding at any time by contacting Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717, or 800-542-1061. If you are a registered stockholder receiving multiple copies of these materials at the same address or if you have a number of accounts at a single brokerage firm, you may submit a request to receive a single copy of materials in the future by contacting Computershare Shareowner Services LLC, if you are a registered holder, or Broadridge Financial Solutions Inc., if you hold your stock in street name, at the address and telephone number provided above. The Company will promptly deliver to a stockholder who received one copy of the proxy materials as the result of householding, a separate copy of the materials upon the stockholder’s written or oral request to the Corporate Secretary.*

Copies of Proxy Materials and Annual Report

Dow’s Proxy Statement and Annual Report (with Form 10-K) are posted on Dow’s website at www.dow.com/financial/reports or https://materials.proxyvote.com/260543. Stockholders may receive printed copies of each of these documents without charge by contacting the Company’s Investor Relations Office at 800-422-8193 or 989-636-1463, or 2030 Dow Center, Midland, MI 48674.

Internet Delivery of Proxy Materials

Stockholders may consent to receive their Proxy Statement and other Annual Meeting materials in electronic form rather than in printed form. This results in faster delivery of the documents and significant savings to the Company by reducing printing and mailing costs. To enroll for electronic delivery, go to our Investor Relations website at www.DowInvestorRelations.com and select “Stockholder Information,” then click on the link under “Register for Online Delivery of Proxy Materials” and follow the instructions to enroll.

Corporate Governance Documents

The Company’s Code of Business Conduct, Board Committee charters and Corporate Governance Guidelines are available at www.DowGovernance.com. Stockholders may obtain a printed copy of these materials upon request by contacting the Office of the Corporate Secretary.*

64	2012 DOW PROXY STATEMENT

Other Matters

The Board does not intend to present any business at the Meeting not described in this Proxy Statement. The enclosed proxy voting form confers upon the persons designated to vote the shares represented the discretionary authority to vote such shares in accordance with their best judgment. Such discretionary authority is with respect to all matters that may come before the Meeting in addition to the scheduled items of business, including matters incident to the conduct of the Meeting and any stockholder proposal omitted from the Proxy Statement and form of proxy. At the time that this Proxy Statement went to press, the Board of Directors was not aware of any other matter that may properly be presented for action at the Meeting, but the enclosed proxy form confers the same discretionary authority with respect to any such other matter.

CharlesJ. Kalil Executive Vice President, General Counsel and Corporate Secretary	Midland, Michigan March 30, 2012

*	Office of the Corporate Secretary, The Dow Chemical Company, 2030 Dow Center, Midland, MI 48674, 989-636-1792 (telephone), 989-638-1740 (fax).

2012 DOW PROXY STATEMENT	65

Appendix A

THE DOW CHEMICAL COMPANY

2012 STOCK INCENTIVE PLAN

1.	Purpose

The purpose of The Dow Chemical Company 2012 Stock Incentive Plan (the “Plan”) is to advance the interests of The Dow Chemical Company (the “Company”) by rewarding the efforts of employees and non-employee directors who are selected to be participants, by heightening the desire of such persons to continue working toward and contributing to the success and progress of the Company. The Plan supersedes the Company’s 1988 Award and Option Plan and the Company’s Amended and Restated 2003 Non-Employee Directors’ Stock Incentive Plan with respect to future awards, and provides for the grant of Options, Stock Appreciation Rights, Stock Units and Restricted Stock, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee.

(b) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(c) “Award” means an Option, Stock Appreciation Right, Stock Unit, Restricted Stock or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions in accordance with Section 12 of the Plan.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee and designated as such implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee and designated as such.

(e) “Board” means the board of directors of the Company.

(f) “Change in Control” shall be deemed to have occurred upon the consummation of:

(i) a change in ownership of a corporation where one person, or more than one person acting as a group acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation (including without limitation the consummation of a transaction having such effect); or

(ii) a change in the effective control of the corporation under which either: (1) any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of the corporation; or (2) a majority of members of the corporation’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election. This definition of “Change in Control” is intended to conform to the definition of a “change in ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined under Section 409A of the Code and any subsequent authority issued pursuant thereto, and no corporate event shall be considered a Change in Control unless it meets such requirements.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Committee” means the Compensation and Leadership Development Committee of the Board (or any successor), or such other committee designated by the Board, designated to administer the Plan under Section 6.

(i) “Common Stock” means the common stock of the Company, par value $2.50 a share, or such other class or kind of shares or other securities as may be applicable under Section 15.

66	2012 DOW PROXY STATEMENT

Appendix A (continued)

(j) “Company” means The Dow Chemical Company, a Delaware corporation, or any successor to substantially all its business.

(k) “Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock or Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.

(l) “Effective Date” means the date on which the Plan takes effect, as defined pursuant to Section 4 of the Plan.

(m) “Eligible Person” means an employee of the Company or a Subsidiary, including an officer or director who is such an employee. An Eligible Person shall also include any person who is an employee under the instructions to Form S-8 and any non-employee director. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful.

(n) “Fair Market Value” means, as applied to a specific date, the closing market price of Common Stock, as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded. However, in the case of an Incentive Stock Option, if such method of determining Fair Market Value shall not be consistent with the then current regulations of the U.S. Secretary of the Treasury, Fair Market Value shall be determined in accordance with those regulations.

(o) “Incentive Bonus” means a bonus opportunity awarded under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a performance period of not less than one year as are specified in the Award Agreement.

(p) “Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Key Employee” means any employee of the Company who has a job level of 820 points or higher as of his Separation from Service.

(r) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(s) “Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to Section 8 of the Plan may be Incentive Stock Options or Nonqualified Stock Options.

(t) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(u) “Plan” means The Dow Chemical Company 2012 Stock Incentive Plan as set forth herein and as amended from time to time.

(v) “Prior Plans” means the Company’s 1988 Award and Option Plan and the Company’s Amended and Restated 2003 Non-Employee Directors’ Stock Incentive Plan.

(w) “Qualifying Performance Criteria” has the meaning set forth in Section 12(b).

(x) “Restricted Stock” means an award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(y) “Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.

(z) “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Code.

2012 DOW PROXY STATEMENT	67

Appendix A (continued)

(aa) “Stock Appreciation Right” means a right granted pursuant to Section 9 of the Plan that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the market price of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(bb) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(cc) “Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.	Eligibility

Any Eligible Person is eligible to receive an Award.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 9, 2012, and it will become effective (the “Effective Date”) when it is approved by the Company’s shareholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the shareholders prior to the first anniversary date of the date that the Board adopted the Plan; provided that if such approval by the shareholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall not exceed 44,500,000, plus any shares of Common Stock that were subject to outstanding awards under the Prior Plans as of the Effective Date (such awards the “Prior Plan Awards”) that are subsequently canceled, expired, forfeited or otherwise not issued under a Prior Plan Award or settled in cash. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against the number of shares issuable under the Plan on a one-for-one basis and any shares of Common Stock issued pursuant to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.1 shares of Common Stock for every one (1) share of Common Stock subject to such Award. Shares of Common Stock subject to Prior Plan Awards that, after the Effective Date, are canceled, expired, forfeited or otherwise not issued under the Prior Plan Award or settled in cash shall be added to the number of shares of Common Stock issuable under the Plan as one (1) share of Common Stock if such shares were subject to options or stock appreciation rights granted under the Prior Plans, and as 2.1 shares of Common Stock if such shares were subject to awards other than options or stock appreciation rights granted under the Prior Plans. The aggregate number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares of Common Stock actually issued upon exercise or settlement of an Award, and shares of Common Stock subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and shares of Common Stock subject to Awards settled in cash shall not count as shares of Common Stock issued under this Plan. Notwithstanding the foregoing, the following shares of Common Stock will not be added back (or with respect to Prior Plan Awards, will not be added) to the aggregate number of shares of Common Stock available for issuance: (i) shares of Common Stock that were subject to a stock-settled Stock Appreciation Right (or a stock appreciation

68	2012 DOW PROXY STATEMENT

Appendix A (continued)

right granted under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right granted under a Prior Plan), (ii) shares of Common Stock delivered to or withheld by the Company to pay the exercise price of an Option (or an option granted under a Prior Plan), (iii) Shares of Common Stock delivered to or withheld by the Company to pay the withholding taxes related to an Option or Stock Appreciation Right (or an option or stock appreciation right granted under a Prior Plan), or (iv) Shares of Common Stock repurchased on the open market with cash proceeds from exercise of an Option (or option granted under a Prior Plan). Any shares of Common Stock that again become available for grant pursuant to this Section 5 shall be added back as one (1) share of Common Stock if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 2.1 shares of Common Stock if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plans. In addition, any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for grants under the Plan.

(c) Tax Code Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 9). The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 44,500,000, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $15,000,000.

(d) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.	Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award intended to qualify as performance-based compensation under Section 162(m) of the Code not to qualify for such treatment. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Compensation and Leadership Development Committee of the Board (or any successor) may by resolution delegate any or all of its authority to a subcommittee composed of one or more directors (who need not be members of the Committee), and any such subcommittee shall be treated as the Committee for all purposes under this Plan, except to the extent that such subcommittee would fail to satisfy any applicable section or regulation under the Act or Code or any requirement of the exchange on which the Common Stock is traded. The Board or the Compensation and Leadership Development Committee of the Board (or any successor) may by resolution authorize one or more officers of the Company to grant Awards (other than Restricted Stock awards); provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority. No such officer shall designate himself or herself or any executive officer of the Company as a recipient of any Awards granted under authority delegated to such officer. The Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Committee in

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Appendix A (continued)

the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. In addition, the Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:

(i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;

(ii) to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;

(iii) to grant Awards and determine the terms and conditions thereof;

(iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;

(v) to prescribe and amend the terms of the Award Agreements and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;

(vi) to determine the extent to which adjustments are required pursuant to Section 15;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(viii) to approve corrections in the documentation or administration of any Award; and

(ix) to make all other determinations deemed necessary or advisable for the administration of this Plan.

The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award.

(c) Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

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Appendix A (continued)

7.	Plan Awards

(a) Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award (other than Restricted Stock awards) shall include the time or times at or within which and the consideration for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(b) Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify at or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.

(c) Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.

8.	Options

(a) Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. The term of an Option shall in no event be greater than ten years. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), at any time when the purchase price of an Option is above the Fair Market Value of a share of Common Stock, the Company shall not, without stockholder approval, reduce the purchase price of such Option and shall not exchange such Option for a new Award with a lower (or no) purchase price or for cash.

(c) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(d) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of Separation of Service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

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Appendix A (continued)

(e) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.

9.	Stock Appreciation Rights

(a) General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Stock Units, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.

(b) No Repricing without Shareholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), at any time when the purchase price of a Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Company shall not, without stockholder approval, reduce the purchase price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for a new Award with a lower (or no) purchase price or for cash.

(c) No Shareholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.

10.	Restricted Stock and Stock Unit Awards

(a) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions subject to continued employment, passage of time and/or performance conditions in accordance with Section 12 of the Plan. In addition, the Committee shall have the right to grant Restricted Stock or Stock Unit Awards as the form of payment for grants or rights earned or due under other shareholder-approved compensation plans or arrangements of the Company. The grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Stock Unit Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and any Restricted Stock or Stock Unit Award the vesting and/or settlement of which is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that (i) the Committee may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, disability or retirement or to the extent provided in Section 15(c) in connection with a Change in Control, (ii) the Committee may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding the forgoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 5(a)) may be issued pursuant to Restricted Stock and/or Stock Units without respect to the twelve-month or thirty-six-month restrictions described in this Section 10(a).

(b) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the

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Appendix A (continued)

Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Unless otherwise provided in the Award Agreement, during the period prior to shares being issued in the name of a Participant under any Stock Unit, the Company shall pay or accrue Dividend Equivalents on each date dividends on Common Stock are paid, subject to such conditions as the Committee may deem appropriate. The time and form of any such payment of Dividend Equivalents shall be specified in the Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance period with respect to Awards of Restricted Stock or Stock Units that are subject to performance-based vesting criteria.

11.	Incentive Bonuses

(a) Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the amount payable under an Incentive Bonus, which may include a target, threshold and/or maximum amount payable and any formula for determining such, and which criteria may be based on performance conditions in accordance with Section 12 of the Plan. The Committee may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 12(b)) selected by the Committee and specified at the time the Incentive Bonus is granted.

(b) Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Common Stock, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(c) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12(c) of this Plan, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.

12.	Qualifying Performance-Based Compensation

(a) General. The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings, (iii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iv) book value per share, (v) stock price, (vi) return on equity, (vii) total shareholder return, (viii) improvements on capital structure, (ix) working capital, (x) return on capital (including return on total capital or return on invested capital), (xi) return on assets or net assets, (xii) market capitalization, (xiii) economic value added, (xiv) sales growth, (xv) productivity improvement, (xvi) debt leverage (debt to capital), (xvii) revenue, (xviii) income or net income, (xix) operating income, (xx) operating profit or net operating profit, (xxi) maintenance or improvement of operating margin or profit margin, (xxii) return on operating revenue, (xxiii) cash from

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Appendix A (continued)

operations, (xxiv) operating ratio, (xxv) operating revenue, (xxvi) market share, (xxvii) product development or release schedules, (xxviii) new product innovation, (xxix) economic profit, (xxx) profitability of an identifiable business unit or product, (xxxi) product cost reduction through advanced technology, (xxxii) brand recognition/acceptance, (xxxiii) product ship targets, (xxxiv) cost reductions, (xxxv) customer service, (xxxvi) customer satisfaction or (xxxvii) the sales of assets or subsidiaries. To the extent consistent with Section 162(m) of the Code, the Committee (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.

(c) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of shares of Common Stock granted, issued, retainable and/or vested under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(d) Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

13.	Deferral of Gains

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock upon settlement, vesting or other events with respect to Restricted Stock or Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

14.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

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Appendix A (continued)

15.	Adjustment of and Changes in the Stock

(a) The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or SAR under this Section 15 shall be made in a manner that will not result in the grant of a new Option or SAR under Section 409A of the Code.

(b) In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.

(c) Unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, or under the terms of a transaction constituting a Change in Control, the following shall occur upon a Participant’s involuntary termination of employment, provided that such termination does not result from the Participant’s termination for cause or for serious misconduct within twenty-four (24) months following a Change in Control: (i) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable, (ii) in the case of an award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (iii) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the change in control: (A) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (B) in the case of an award subject to performance conditions in accordance with Section 12 of the Plan, the Participant shall have the right to receive a payment based on performance through a date determined by the Committee prior to the Change in Control (unless such performance cannot be determined, in which case the Participant shall have the right to receive a payment equal to the target amount payable), and (C) in the case of outstanding Restricted Stock and/or Stock Units, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse.

(d) The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

16.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family

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Appendix A (continued)

member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Committee, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Committee provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 16, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

17.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

18.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the shareholders of the Company:

(a) increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 8(a);

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Appendix A (continued)

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) increase the individual maximum limits in Section 5(c); or

(g) otherwise amend the Plan in any manner requiring shareholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.	No Liability of Company

The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

The Plan, the grant, issuance, retention, vesting, exercisability or settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of any requirement with respect to such shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain in a timely or efficient manner authority from any regulatory body having jurisdiction, which authority is deemed by the Committee to be necessary or advisable for the lawful issuance and sale of any shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

23.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any

2012 DOW PROXY STATEMENT	77

Appendix A (continued)

right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24.	Forfeiture

Awards may be forfeited if the Participant terminates his or her employment with the Company, a Subsidiary or an Affiliate for any reason other than death, disability, retirement or a special separation situation as defined in the Terms and Conditions. Awards may furthermore be forfeited by a Participant if the Committee determines that the Participant has at any time engaged in any activity harmful to the interest of or in competition with the Company, its Subsidiaries or Affiliates or accepts employment with a competitor.

25.	Key Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a Key Employee upon Separation from Service before the date that is six months after the Key Employee’s Separation form Service (or, if earlier, the Key Employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Key Employee’s Separation from Service (or, if earlier, the first day of the month after the Key Employee’s death).

26.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

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Appendix B

THE DOW CHEMICAL COMPANY

2012 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or direct payments during specified time periods. The Plan supersedes the Company’s 2003-2013 Employees’ Stock Purchase Plan. No additional offerings shall commence under the 2003-2013 Employees’ Stock Purchase Plan after the date this Plan becomes effective; provided, however, that any offering that remains open at the time this Plan becomes effective shall remain open and be completed in accordance with the terms of the 2003-2013 Employees’ Stock Purchase Plan . The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

2.	Definitions.

(a) “Base Salary” means, as of the Eligibility Date with respect to an Offering, regular base pay or wages payable to a Participant during the Offering and shall not include any overtime pay, shift premium, sales incentives and commissions, cash awards, performance pay, allowances, or compensation resulting from participation in this or any other similar employee stock purchase plan or other equity-based compensation plan; provided, however, that for employees paid on an hourly basis, “Base Salary” shall take into account such employee’s wage rate and regular work schedule as of the Eligibility Date with respect to the Offering.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation and Leadership Development Committee of the Board (or any successor), or such other committee designated by the Board, designated to oversee administration of the Plan.

(e) “Common Stock” means the common stock of the Company, par value $2.50 a share , or such other class or kind of shares or other securities as may be applicable under Section 17.

(f) “Company” means The Dow Chemical Company, a Delaware corporation, or any successor to substantially all of its business.

(g) “Designated Subsidiary” means any Subsidiary which has been designated by the Committee from time to time as eligible to participate in the Plan.

(h) “Eligibility Date” means the date designated by the Plan Administrator with respect to an Offering on which an Eligible Employee must be employed by the Company or a Designated Subsidiary to be eligible to participate in such Offering.

(i) “Eligible Employee” means an Employee eligible to participate in the Plan under the terms of Section 3.

(j) “Employee” means any individual who is employed by the Company or any Designated Subsidiary to perform services in an employer-employee relationship and is classified as an employee by the Company or such Designated Subsidiary. Any individual who is not classified by the Company or a Designated Subsidiary as an employee shall not be considered an Employee for purposes of this Plan even if such individual is later determined (by a court or regulatory agency) to be an “employee” of the Company or a Designated Subsidiary for tax or other purposes.

(k) “Exercise Date” means the last day of each Offering and/or such other dates during an Offering on which a lump-sum payment and/or prepayment is received from a Participant and processed according to procedures as designated by the Plan Administrator.

(l) “Fair Market Value” means, as applied to a specific date, the closing market price of Common Stock, as reported on the consolidated transaction reporting system for New York Stock Exchange issues on such date or, if Common Stock was not traded on such date, on the following day on which the Common Stock was traded.

2012 DOW PROXY STATEMENT	79

Appendix B (continued)

(m) “Final Payment Date” means the date designated by the Plan Administrator with respect to an Offering as the last day on which an Eligible Employee may withdraw from participation in the Offering and/or make a lump-sum payment with respect to the Offering.

(n) “Offering” means an offering that may be made under the Plan to Eligible Employees to purchase shares of Common Stock. The length, Offering Price and other material terms may differ for each Offering to the extent consistent with the terms of the Plan.

(o) “Offering Price” means with respect to an Offering an amount equal to the lower of (i) at least eighty-five percent (85%) of the Fair Market Value of the Common Stock on a date or the average Fair Market Value of the Common Stock over a period, in each case, specified by the Plan Administrator and (ii) other than with respect to Participants who elect to fund purchases in an Offering through a lump sum or prepayment payment prior to the Final Payment Date (for who the Offering Price will be determined under clause (i) of this Section 2(o)), the Fair Market Value of the Common Stock on the Final Payment Date for an Offering; provided, however, that the Offering Price may be adjusted pursuant to Section 17.

(p) “Participant” means an Eligible Employee that elects to participate in the Plan, as described in Section 5.

(q) “Plan” means this 2012 Employee Stock Purchase Plan.

(r) “Plan Administrator” means the Committee and/or an officer or group of officers of the Company designated by the Committee as Plan Administrator pursuant to Section 14.

(s) “Prepayment Start Date” means the date designated by the Plan Administrator with respect to an Offering as the first day on which a Participant may make a lump-sum payment with respect to an Offering as described in Section 6.

(t) “Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(u) “Trading Day” means a day on which national stock exchanges are open for trading.

3.	Eligibility.

Any Employee who is employed by the Company or a Designated Subsidiary and classified as a full-time, part-time or less-than-full-time employee on a given Eligibility Date shall be eligible to participate in the Offering to which such Eligibility Date relates. An Employee classified by the Company or a Designated Subsidiary as a less-than-full-time employee, or part-time employee on an Eligibility Date shall be eligible to participate in the related Offering only if such Employee has a work schedule as of the Eligibility Date of 50% or more of the standard hours defined as full-time in such Employee’s work location. Individuals who are classified as a temporary, co-op, intern or student status with the Company or Designated Subsidiary shall not be eligible to participate in this Plan. Notwithstanding anything herein to the contrary, Employees who, as of the Eligibility Date, beneficially own more than 5% of the Company’s outstanding Common Stock shall not be eligible to participate in this Plan.

4.	Offering.

The Plan shall be implemented by a series of consecutive Offerings with the first Offering commencing in 2013, on such date designated by the Plan Administrator, and continuing thereafter until terminated in accordance with Section 18 hereof. The Plan Administrator shall have the authority to change the duration of future Offerings (including the commencement dates thereof) without stockholder approval so long as such change is announced prior to the scheduled beginning of the first Offering to be affected thereby.

5.	Participation.

(a) An Eligible Employee may become a Participant in the Plan for an Offering by completing required documents (“Enrollment Documents”) and submitting them to the Company or third party plan administrator designated by the Company during an enrollment period established by the Plan Administrator prior to the beginning of the Offering. The Enrollment Documents and their submission may be in electronic form.

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Appendix B (continued)

(b) The Enrollment Documents will set forth (i) the number of shares of Common Stock the Eligible Employee desires to purchase in an Offering or (ii) the percentage of the Eligible Employee’s Base Salary to be used to purchase shares of Common Stock in the Offering or (iii) an amount of an Eligible Employee’s Base Salary to be used to purchase shares of Common Stock in the Offering; provided, however, that, in any case, the maximum number of shares of Common Stock that an Eligible Employee may purchase in any Offering is the number of shares of Common Stock having an aggregate purchase price (taken together and based upon the per share Offering Price) equal to a designated percentage of such Eligible Employee’s Base Salary for the Offering (the “Applicable Percentage”) with the Applicable Percentage for each Offering determined by the Plan Administrator; provided, however, in no case shall the percentage exceed ten percent (10%) of such Eligible Employee’s Base Salary.

(c) The minimum number of shares that may be subscribed for in an Offering is five (5) shares of Common Stock.

(d) A Participant may discontinue his or her participation in the Plan for an Offering prior to the Final Payment Date thereof as provided in Section 10, or may decrease (but not increase) the rate of his or her payroll deductions and/or number of shares to be purchased in an Offering (but not below five (5) shares of Common Stock) by completing or filing new Enrollment Documents authorizing the change in the manner designated by the Plan Administrator. The Plan Administrator may, in its discretion, limit the number of participation rate changes during any Offering. Any change in the rate of payroll deductions shall be effective with the first full payroll period following the administrative deadline established by the Plan Administrator.

6.	Payment Method.

(a) A Participant’s Enrollment Documents shall include an irrevocable election by the Participant to either contribute directly (in a lump-sum payment on or prior to the Final Payment Date) the aggregate Offering Price for the shares he or she elects to purchase in the Offering or have payroll deductions made on each pay day during the Offering in an amount not exceeding the Applicable Percentage for the Offering which he or she receives on each pay day during the Offering to fund such aggregate Offering Price.

(b) Participants electing lump-sum payment shall remit payment in a single lump sum to the Company for the entire subscription amount at any time after the Prepayment Start Date and on or before the Final Payment Date. In addition, Participants electing payroll deductions shall be permitted to make a lump-sum payment equal to some or all of such Participant’s unpaid subscription at any time after the Prepayment Start Date and on or before the Final Payment Date. If a Participant (whether or not such Participant initially elected a lump-sum payment) remits such payment prior to the Final Payment Date, the Offering Price for such Participant will be fixed for such Offering based on the Offering Price then in effect (meaning that the purchase is final and the Participant’s Offering Price will not be reduced, if applicable, as a result of the Fair Market Value of the Common Stock on the Final Payment Date). Unless the Plan Administrator determines otherwise, if a Participant (whether or not such Participant initially elected a lump-sum payment or payroll deduction) makes a partial payment to the Company of the amount subscribed on or prior to the Final Payment Date, the Participant shall be deemed to have reduced his or her subscription to a lesser number of shares of Common Stock based on such partial payment, provided, that no reduced subscription shall be for less than five (5) shares. In the event an elected lump-sum payment is not received by the Company prior to the close of business on the Final Payment Date, the Participant shall be deemed to have withdrawn from participation in the Offering.

(c) Participants shall pay for their subscriptions in the currency in which they are paid based on a conversion rate established by the Plan Administrator.

7.	Grant of Option.

On the first day of each Offering, each Eligible Employee participating in such Offering shall be granted an option to purchase on the Exercise Date of such Offering (at the applicable Offering Price) up to a number of shares of the Company’s Common Stock either designated in the Eligible Employee’s Enrollment Documents or determined by dividing such Eligible Employee’s payroll deductions accumulated and/or other contributions on or prior to such Exercise Date by the applicable Offering Price, subject to the maximum number of shares that may be purchased as set forth in Section 5(b) and the limitations set forth in Section 13(a). Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn from participation in the Offering. The option shall expire on the last day of the Offering.

2012 DOW PROXY STATEMENT	81

Appendix B (continued)

8.	Exercise of Option.

(a) Unless a Participant withdraws from participation in an Offering, his or her option for the purchase of shares hereunder shall be automatically exercised on the applicable Exercise Date, which shall be either (i) as and when any lump-sum payment and/or prepayment is received from the Participant in accordance with Section 6 and processed according to procedures as designated by the Plan Administrator or (ii) the last day of the Offering, and the appropriate number of shares shall be purchased for such Participant at the applicable Offering Price with the lump-sum contribution and/or accumulated payroll deductions. If not all of a Participant’s accumulated payroll deductions or lump-sum contributions are applied to the purchase of shares on the Exercise Date, then the Company shall return the excess amounts (without interest) to the Participant.

(b) The Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise in connection with the exercise of the option to purchase shares of Common Stock hereunder. By electing to participate in the Plan, a Participant authorizes the Company to withhold from the Participant’s compensation and/or the shares of Common Stock otherwise issuable to the Participant under the Plan, the amounts necessary to satisfy any such applicable tax withholding obligations. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation and/or, in the Plan Administrator’s sole discretion, the shares of Common Stock otherwise issuable to the Participant under the Plan, the amount necessary for the Company to satisfy any applicable tax withholding obligations.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each Participant, as appropriate, of the shares purchased upon exercise of his or her option hereunder.

10.	Withdrawal.

(a) A Participant may withdraw from participation in an Offering at any time on or before the Final Payment Date for the Offering by giving notice to the Company in the manner designated by the Plan Administrator. Promptly following a Participant’s withdrawal from participation in an Offering, the Company shall return all of the Participant’s accumulated payroll deductions (without interest) to the Participant.

(b) A Participant’s withdrawal from participation in an Offering shall not have any effect upon his or her eligibility to participate in succeeding Offerings which commence after the termination of the Offering from which the Participant withdraws.

11.	Termination of Employment.

Unless otherwise determined by the Plan Administrator, upon a Participant’s ceasing to be an Eligible Employee for any reason during an Offering such Participant shall: (i) if such Participant elected payment by lump-sum payment for such Offering, be deemed to have withdrawn from participation in the Offering or (ii) if such Participant elected payment by payroll deductions for such Offering, be deemed to have elected to cause the Company to process the Participant’s accumulated payroll deductions up to the time of the cessation as if such amounts had been paid as a prepayment pursuant to Section 6 on the date of such cessation (based on the Offering Price then in effect). No additional payroll deductions or other amounts shall be accumulated following the date the Participant ceases to be an Eligible Employee.

12.	Interest.

No interest shall accrue on the payroll deductions of or lump sum payments made by a Participant in the Plan.

13.	Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for purchase under the Plan shall be 35,000,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

82	2012 DOW PROXY STATEMENT

Appendix B (continued)

(b) The Participant shall have no interest or voting right in shares covered by his option until such option has been exercised and shares have been issued to the Participant.

14.	Administration.

The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. The Board and/or the Committee may delegate all matters relating to the administration of the Plan and any Offering under the Plan to one or more of the Company’s officers as the Board and/or Committee so determines. Subject to the express provisions of the Plan, the Committee shall have authority to interpret and construe any and all provisions of the Plan, to adopt rules for administering the Plan, to develop and approve all documents necessary for carrying out the Plan, to establish the start and end dates for each Offering, to establish the method for determining the Offering Price for each Offering, and to make all other determinations deemed necessary or advisable for administering the Plan.

15.	Transferability.

Neither accumulated payroll deductions nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from participation in the applicable Offering. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

16.	Use of Funds.

All payroll deductions and lump sum payments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions and lump sum payments.

17.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) The number of shares available for issuance under the Plan, the maximum number of shares each Participant may purchase per Offering, as well as the Offering Price and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. The Committee shall have the authority to adjust not only the number of securities, but also the class and kind of securities subject to the Plan and to make appropriate adjustments in the price of such securities if other than shares of Common Stock of the Company, so long as any such action complies with applicable law.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Plan Administrator shall notify each Participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10.

(c) In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or similar transaction involving the Company with or into another corporation in which the Company is not the surviving, controlling corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering then in progress shall be shortened by setting a New Exercise Date. The

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Appendix B (continued)

New Exercise Date shall be before the date of the transaction described in this Section 17(c) is consummated. The Plan Administrator shall notify each Participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 10.

(d) The existence of the Plan and any options granted hereunder shall not affect in any way the right and power of the Company or any subsidiary or affiliate of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the shares of Common Stock, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

18.	Amendment or Termination.

(a) The Committee may at any time and for any reason suspend, terminate or amend the Plan. The Committee may terminate an Offering prior to any Exercise Date if the Committee determines that the termination of the Offering or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 17 and this Section 18, no amendment may make any change in any option theretofore granted which materially and adversely affects the rights of any Participant. To the extent necessary to comply with the listing standards of the New York Stock Exchange, or other applicable laws or regulations, the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Committee shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, change the Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Base Salary, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

19.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.	Conditions Upon Issuance of Shares.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

21.	Term of Plan.

This Plan was adopted by the Board as of February 9, 2012, and it will become effective (the “Effective Date”) when it is approved by the Company’s shareholders. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board or its delegate.

22.	Governing Law.

This Plan shall be governed by the laws of the State of Delaware.

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Appendix B (continued)

23.	No Enlargement of Employee Rights.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary, or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

24.	Rules for Foreign Jurisdictions.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

2012 ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 10, 2012 at 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Parking and Attendance

Complimentary self-parking is available at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Seating is limited. Tickets of admission or proof of stock ownership are necessary to attend the Meeting as explained on page 1 of this Proxy Statement. Only stockholders may attend or one person holding a proxy for any stockholder or account (in addition to those named as Board proxies on the proxy forms). Proxy holders are asked to present their credentials in the lobby before the Annual Meeting begins. If you are unable to attend the Meeting, please listen to the live audio webcast at the time of the Meeting or the audio replay after the event, at www.DowGovernance.com.

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2011, Dow had annual sales of $60 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 197 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

™ Trademark of The Dow Chemical Company

Printed on recycled paper	Form No. 161-00771

THE DOW CHEMICAL COMPANY BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M40333-P19796	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE DOW CHEMICAL COMPANY
The Board of Directors recommends you vote FOR the following proposals: Vote on Directors 1. Election of Directors
Nominees:		For	Against	Abstain
1a. Arnold A. Allemang 1b. Jacqueline K. Barton 1c. James A. Bell 1d. Jeff M. Fettig 1e. John B. Hess 1f. Andrew N. Liveris 1g. Paul Polman 1h. Dennis H. Reilley		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

1i.  James M. Ringler

1j.  Ruth G. Shaw

2.   Ratification of the Appointment of the Independent Registered Public Accounting Firm.

3.   Advisory Resolution to Approve Executive Compensation.

4.   Approval of the 2012 Stock Incentive Plan.

5.   Approval of the 2012 Employee Stock Purchase Plan.

						For ☐ ☐ ☐ ☐ ☐ ☐	Against ☐ ☐ ☐ ☐ ☐ ☐	Abstain ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote AGAINST the following proposals:
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	6. Stockholder Proposal on Shareholder Action by Written Consent.	☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐		7. Stockholder Proposal on Independent Board Chairman.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		Yes	No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Annual Meeting of Stockholders

The Dow Chemical Company

May 10, 2012 - 10:00 a.m. EDT

Midland Center for the Arts

1801 West St. Andrews, Midland, Michigan

Ticket is not transferable.

Laptops, cell phones, cameras and recording

devices are not permitted at the Meeting

TICKET OF ADMISSION

The Annual Meeting of Stockholders of The Dow Chemical Company will be held on Thursday, May 10, 2012, at 10:00 a.m. EDT at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan. Items of business are:

1.	Election of ten Directors named in the Proxy Statement.
2.	Ratification of the Appointment of the Independent Registered Public Accounting Firm.
3.	Advisory Resolution to Approve Executive Compensation.
4.	Approval of the 2012 Stock Incentive Plan.
5.	Approval of the 2012 Employee Stock Purchase Plan.
6.	Stockholder Proposal on Shareholder Action by Written Consent.
7.	Stockholder Proposal on Independent Board Chairman.

The Board of Directors recommends a vote FOR Agenda Items 1 through 5 and a vote AGAINST Agenda Items 6 and 7.

Only stockholders who held shares of record as of the close of business on March 19, 2012, are entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

Your vote is important. Whether or not you plan on attending the Meeting, please vote the shares as soon as possible on the Internet, by telephone or by mailing this form.

M40334-P19796

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Your 2012 Annual Meeting materials are enclosed and may be found on: https://materials.proxyvote.com/260543

PROXY AND VOTING INSTRUCTION FORM

THIS FORM IS SOLICITED ON BEHALF OF THE DOW BOARD OF DIRECTORS

I/We hereby appoint Jacqueline K. Barton, Dennis H. Reilley and James M. Ringler, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of THE DOW CHEMICAL COMPANY that I/we may be entitled to vote at the Annual Meeting of Stockholders to be held at the Midland Center for the Arts, 1801 West St. Andrews, Midland, Michigan, on May 10, 2012, at 10:00 a.m. EDT and at any adjournment thereof, on the matters listed on the reverse side and upon such other business as may properly come before the Meeting.

Such proxies are directed to vote as specified on the reverse side, or if no specification is made, FOR Agenda Items 1 through 5 and AGAINST Agenda Items 6 and 7, and to vote in accordance with their discretion on such other matters as may properly come before the Meeting. To vote in accordance with the Dow Board of Directors’ recommendations, just sign and date on the reverse side–no voting boxes need to be checked.

NOTICE TO PARTICIPANTS IN EMPLOYEES’ SAVINGS PLANS

This card also constitutes voting instructions for participants in The Dow Chemical Company Employees’ Savings Plan, The Dow Chemical Company Employee Stock Ownership Plan and the PolyOne Retirement Savings Plan (the “Plans”). Your signature on the reverse side of this form will direct the respective Trustee to vote all shares of common stock credited to the account at the Meeting and at any adjournment thereof. According to its Confidential Voting Policy, Dow has instructed the Trustees and their agents not to disclose to the Dow Board or management how individuals in the Plans have voted. If no instructions are provided, the respective Trustee will vote the respective Plan shares according to the Plan provisions.

Form must be signed and dated on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side